UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

HEADWATERS INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

January 14, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Headwaters Incorporated, which will be held on Tuesday, March 3, 2009, starting at 2:00 p.m., Mountain Standard Time, at the Marriott Courtyard, 10701 S. Holiday Park Drive, Sandy, UT 84070. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of our operations and an opportunity for you to ask questions.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On or about January 16, 2009, we will mail to our stockholders a Notice containing instructions on how to access our 2009 proxy statement and annual report and vote online. The Notice contains instructions on how you can receive a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you request a paper copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

If you have any questions after reading the Proxy Statement and other materials we have sent, please call Sharon Madden, our Vice President of Investor Relations, at 1-800-316-6214.

Sincerely,
/S/ KIRK A. BENSON
Kirk A. Benson
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on Tuesday, March 3, 2009

Our proxy statement, 2008 annual report and 2008 Form 10-K are available at

http://materials.proxyvote.com/42210p.

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 3, 2009

To the Stockholders of Headwaters Incorporated:

The 2009 Annual Meeting of Stockholders of Headwaters Incorporated, a Delaware corporation, will be held on Tuesday, March 3, 2009, starting at 2:00 p.m., Mountain Standard Time, at the Marriott Courtyard, 10701 S. Holiday Park Drive, Sandy, UT 84070, for the following purposes:

1.	To elect two Class III directors to serve until the 2012 annual meeting, or until their successors are duly elected and qualified;

2.	To approve amendments to our Long Term Incentive Compensation Plan, which includes an increase in the number of shares available under the Plan;

3.	To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2009; and

4.	To transact such other business as may properly come before the annual meeting and any and all adjournments or postponements thereof.

Our Board of Directors has chosen the close of business on January 5, 2009 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Whether or not you plan to attend the annual meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you request a copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors,
/S/ HARLAN M. HATFIELD
Harlan M. Hatfield
Secretary

January 14, 2009

Your Vote Is Important!

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on March 3, 2009

GENERAL INFORMATION

This proxy statement is being furnished to the stockholders of Headwaters Incorporated, in connection with the solicitation of proxies on behalf of the Board of Directors of Headwaters for use at Headwaters’ Annual Meeting of Stockholders and any and all adjournments or continuations of the annual meeting, to be held Tuesday, March 3, 2009, starting at 2:00 p.m., Mountain Standard Time, at the Marriott Courtyard, 10701 S. Holiday Park Drive, Sandy, UT 84070, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. On or about January 16, 2009, we will mail to our stockholders a Notice containing instructions on how to access our 2009 proxy statement and annual report and vote online. Stockholders may receive a copy of the proxy statement and annual report by mail upon request.

When we use “Headwaters,” “we,” “us,” “our” or the “Company,” we are referring to Headwaters Incorporated.

This proxy statement along with our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our Annual Report to Stockholders are also available at http://materials.proxyvote.com/42210p.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is this proxy statement?

You have received a Notice referring to this proxy statement and our annual report because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (SEC) and that is designed to assist you in voting your shares. As permitted by SEC rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about January 16, 2009, we will mail to our stockholders of record as of the close of business on January 5, 2009 a Notice containing instructions on how to access this proxy statement and our annual report online. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will act upon the matters described in this proxy statement. These actions include the election of directors, the approval of amendments to our Long Term Incentive Compensation Plan and the ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the “independent auditors”). An additional purpose of the annual meeting is to transact any other business that may properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

Who can attend the annual meeting?

All stockholders of record at the close of business on January 5, 2009, the record date, or their duly appointed proxies, may attend the annual meeting.

What proposals will be voted on at the annual meeting?

Stockholders will vote on three proposals at the annual meeting:

•	the election of directors;

•	the approval of amendments to our Long Term Incentive Compensation Plan; and

•	the ratification of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2009.

What are the Board’s recommendations?

Our Board recommends that you vote:

•	FOR election of the nominated directors;

•	FOR the approval of the amendments to our Long Term Incentive Compensation Plan; and

•	FOR the ratification of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2009.

Will there be any other business on the agenda?

The Board knows of no other matters that are likely to be brought before the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on January 5, 2009, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 42,333,376 shares of our common stock outstanding. Holders of common stock as of the record date are entitled to one vote for each share held for each of the proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The Notice containing instructions on how to access the proxy materials online has been sent directly to you by us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the Notice.

How do I vote my shares?

Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by calling 1-800-579-1639 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•	By Mail — If you requested your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EST) on March 2, 2009.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or withheld from all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the two nominees for director;

•	FOR the approval of amendments to our Long Term Incentive Compensation Plan; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending September 30, 2009.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to the Corporate Secretary. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the annual meeting is January 5, 2009. As of that date, there were 42,333,376 shares of our common stock outstanding.

What constitutes a quorum?

A quorum is the presence, in person or by proxy, of the holders of a majority of the shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting.

What is a broker “non-vote” and what is its effect on voting?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

Proposal 1 (election of directors) and Proposal 3 (ratification of auditors) involve matters that we believe will be considered routine. Proposal 2 (to approve amendments to our Long Term Incentive Compensation Plan) involves matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

What is required to approve each item?

•

For Proposal 1 (election of directors), each director must be elected by a majority of votes cast with respect to such director (i.e., the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors.

•

For Proposal 2 (approval of amendments to Long Term Incentive Compensation Plan), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

•

For Proposal 3 (ratification of the independent auditors), the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

•

For any other matters (other than the election of directors) on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.

For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker may have authority to vote the shares.

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

We recently amended our Bylaws to change the way that directors are elected. Our Bylaws now require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee in order for that nominee to be elected. Only votes “for” or “withheld” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Delaware law provides that the director would continue to serve on our Board as a “holdover director.” However, our Bylaws provide that directors may be nominated for re-election only if the incumbent candidate has tendered, prior to the mailing of the proxy statement, an irrevocable resignation that will be effective upon the failure of the director to receive the required vote at the Annual Meeting and acceptance by the Board of such resignation. All nominees for director have tendered such an irrevocable resignation. Under our Corporate Governance Guidelines, in the event any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, the Nominating and Corporate Governance Committee (excluding the director who tendered the resignation) will promptly consider the resignation offer and recommend to the full Board whether to accept it. In reaching its decision, the Committee may consider any factors it considers relevant, including, without limitation: (i) any stated reasons why stockholders “withheld” votes for election of the withheld director; (ii) the length of service and qualifications of the withheld director; (iii) the withheld director’s past and expected future contributions to Headwaters; (iv) the overall composition of the Board; (v) whether accepting the tendered resignation would cause Headwaters to fail to meet any applicable rule or regulation, including New York Stock Exchange listing requirements and federal securities laws; and (vi) whether the resignation of the withheld director could result in the triggering of change of control or similar provisions under any contract by which we are bound or any of our benefit plans, and if so, the potential impact thereof. In making its recommendation to the Board, the Committee may consider possible remedies in addition to acceptance of the resignation, including alternatives for curing the underlying cause of the “withheld” votes, if known.

How will shares of common stock represented by properly executed proxies be voted?

All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board’s recommendations on the items listed in the Notice of Annual Meeting. In addition, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. You may revoke your proxy prior to exercise by:

•	filing with us a written notice of revocation of your proxy,

•	submitting a properly signed proxy card bearing a later date,

•	voting over the Internet or by telephone, or

•	voting in person at the annual meeting.

What does it mean if I receive more than one Notice?

If your shares are registered under different names or are in more than one account, you may receive more than one Notice. To ensure that all your shares are voted, please vote by telephone or through the Internet using each personal identification number you are provided on the forms of Notice you receive. If you request proxy materials to be mailed to you, you will need to complete, sign and date the multiple proxy cards relating to your multiple accounts. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company.

Who paid for this proxy solicitation?

The cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by us.

How are proxies solicited?

In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

What is “householding?”

“Householding” means that we deliver a single set of proxy materials when requested to households with multiple stockholders, provided certain conditions are met. Householding reduces our printing and mailing costs.

If you or another stockholder of record sharing your address would like to receive an additional copy of the proxy materials, we will promptly deliver it to you upon your request in one of the following manners:

•	by sending a written request by mail to:

Sharon Madden, Vice President of Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

•	by calling Sharon Madden, Vice President of Investor Relations, at 1-800-316-6214.

If you would like to opt out of householding in future mailings, or if you are currently receiving multiple mailings at one address and would like to request householded mailings, you may do so by contacting Sharon Madden, Vice President of Investor Relations, as indicated above.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet at www.proxyvote.com. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

What are the requirements for presenting stockholder proposals?

Stockholders may submit proposals on matters appropriate for stockholder action at our annual meeting consistent with regulations adopted by the SEC and our Bylaws. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting, we must receive them not later than September 18, 2009 or such later date as we may specify in our SEC filings. Your proposals should be addressed to Headwaters at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, Attn: Corporate Secretary.

We anticipate that proxies solicited in connection with our 2010 annual meeting will confer discretionary authority to vote on matters, among others, of which we do not receive notice prior to September 18, 2009.

In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the scheduled date of the meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder making the proposal. For example, to be presented at the 2009 annual meeting, such a proposal must have been received by the Corporate Secretary on or after December 3, 2008 but no later than January 2, 2009. No proposals were received during this period. In the event that less than 75 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder must be received not later than the earlier of the following two dates: (a) the close of business on the 15th day following the day on which notice of the date of the scheduled annual meeting was mailed or public disclosure was made, or (b) two days prior to the date of the scheduled meeting. Our Bylaws can be found at www.headwaters.com.

Whom may I contact for further assistance?

If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, our Vice President of Investor Relations:

•	by mail, to:

Sharon Madden, Vice President of Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

•	by telephone, at 1-800-316-6214.

EXECUTIVE OFFICERS

The following table sets forth:

•	the names of our current executive officers,

•	their ages as of the record date for the annual meeting and

•	the capacities in which they currently serve Headwaters:

Name	Age	Position(s)	Officer Since
Kirk A. Benson	58	Chief Executive Officer and Chairman of the Board	1999
Steven G. Stewart	60	Chief Financial Officer	2007	(1)
Harlan M. Hatfield	48	Vice President, General Counsel and Secretary	1998
Kenneth R. Frailey	55	President, Headwaters Energy Services Corp.	1998
William H. Gehrmann, III	52	President, Headwaters Resources, Inc.	2004
John N. Lawless, III	48	President, Headwaters Construction Materials, Inc.	2004

(1)	Mr. Stewart was Chief Financial Officer from 1998 through 2005 and Treasurer from 2005 to 2006. Mr. Stewart was reappointed Chief Financial Officer in September 2007.

See “Proposal No. 1 — Election of Directors” for biographical information regarding Mr. Benson.

Steven G. Stewart was our Chief Financial Officer from 1998 through 2005. From 2005 through 2007, Mr. Stewart acted in several advisory roles for Headwaters. Effective September 4, 2007, Mr. Stewart was reappointed as our Chief Financial Officer. From May 1973 through July 1998, Mr. Stewart worked for several “Big Eight” international accounting firms in numerous management capacities, including 13 years as a partner, with the firms of Ernst & Young, Touche Ross and PricewaterhouseCoopers. During this time, Mr. Stewart also served as the Salt Lake City office Director of High Technology and Entrepreneurial Services, the office Director of Recruiting and the office Director of Accounting and Auditing Services. Mr. Stewart is a board member and chairman of the audit committee of BSD Medical Corporation. Mr. Stewart received his B.S. degree from Brigham Young University.

Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999. His activities with us have included the development of energy projects, intellectual property, licensing, strategic business acquisitions, and debt and equity financings. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory issues, contracts and other legal matters. Prior to his employment with us, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

Kenneth R. Frailey joined us in August 1998 as Vice President of Operations, after having been employed by Kennecott Corporation and General Electric for a total of 20 years. In February 2003, Mr. Frailey was appointed President of Headwaters Energy Services. Mr. Frailey’s responsibilities include all aspects of the Headwaters Energy Services business, including coal cleaning, bio-fuels, and coal-to-liquids, along with any associated technology development and intellectual property protection and management. Mr. Frailey has experience and expertise in mining, electrical power generation and energy fuels covering a wide variety of managerial assignments in a plant operating environment, business development and engineering. Mr. Frailey has leadership experience in plant technological improvements, plant optimization and profitability of existing operations as well as bringing start-up projects to full capacity. Mr. Frailey received his B.S. degree in Electrical Engineering from the University of Utah in 1979.

William H. Gehrmann, III was appointed President of Headwaters Resources, Inc. in October 2004. Mr. Gehrmann has been with Headwaters Resources and its predecessors for more than 20 years and was appointed Senior Vice President, Operations in 2004 and was Senior Vice President, Southern Region for the previous five years. During his time with Headwaters Resources, Mr. Gehrmann has been responsible for the development of new products utilizing coal combustion products, the construction and operation of hazardous and non-hazardous waste landfills, and the design and operation of material handling systems. Mr. Gehrmann has worked in the coal combustion product industry since 1985 where he has received a patent, authored numerous technical papers, and developed new products utilizing CCPs. Mr. Gehrmann graduated from the University of Texas at Austin in 1984 with a B.S. degree in Architectural Engineering, with specializations in structural engineering and construction management.

John N. Lawless, III currently serves as President of Headwaters Construction Materials, Inc. (HCM), a position he assumed in 2007. Previously, Mr. Lawless was the President and Chief Executive Officer of Tapco International Corporation (Tapco), the position he held when we acquired Tapco in September 2004. Mr. Lawless joined Tapco in 1989 and served as Vice President, Marketing and Operations, and Executive Vice President, before being appointed President in 1998. Prior to 1989, Mr. Lawless was employed by Comerica Bank in Detroit as a Commercial Lender. Mr. Lawless received his B.S. degree in Economics from Kalamazoo College in 1983 and his MBA from the University of Notre Dame in 1985.

CORPORATE GOVERNANCE

We uphold a set of basic values to guide our actions and are committed to maintaining the highest standards of business conduct and corporate governance. We have adopted a Code of Ethics and Business Conduct for directors, officers (including our principal executive officer and principal financial officer) and employees and Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and Board of Directors committee charters, form the framework for governance of Headwaters. The Code of Ethics and Business Conduct, Corporate Governance Guidelines, Board of Directors committee charters, Bylaws and Certificate of Incorporation are available at www.headwaters.com. We will post on this web site any amendments to these governing documents or waivers of the Code of Ethics and Business Conduct for directors and executive officers. Stockholders may also request free printed copies of these documents from:

Sharon Madden

Vice President of Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

Board of Directors Independence

The Board of Directors has determined that each of R Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E. J. “Jake” Garn, James A. Herickhoff, and Malyn K. Malquist has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and satisfies the independence requirements required by the New York Stock Exchange. New directors participate in orientation and training following their appointment to the Board. The non-management directors regularly meet in executive session, without management, as part of the agenda for Board meetings. In addition, the independent directors meet in executive session, without management, at least annually. Mr. Herickhoff, an independent non-management director and Vice Chairman of the Board, chairs all executive session meetings of directors.

Committees of the Board of Directors

The Board of Directors has adopted written charters for each of its three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board has determined that all members of the Nominating and Corporate Governance, Audit, and Compensation Committees are independent and satisfy the relevant SEC or New York Stock Exchange independence requirements for members of such committees.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Mr. Dickinson as chair, Mr. Garn, and Mr. Herickhoff. This committee provides assistance to the Board in overseeing corporate governance and identifies individuals qualified to become members of the Board of Directors consistent with Board criteria. The committee also oversees the evaluation of the Board of Directors and management. The charter of the Nominating and Corporate Governance Committee is available at www.headwaters.com.

Audit Committee. The Audit Committee currently consists of Mr. Christensen as chair, and Mr. Fisher, Mr. Garn, and Mr. Malquist, each of whom except for Mr. Garn the Board of Directors has determined is an “audit committee financial expert” as defined under SEC rules. This committee oversees the integrity of our financial statements, disclosure controls and procedures, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors and the performance of our internal audit function and independent auditors, and the quarterly reviews and annual independent audit of our financial statements. The Audit Committee’s report appears hereafter. Ernst & Young LLP, our independent auditors, reports directly to the Audit Committee. The charter of the Audit Committee is available at www.headwaters.com.

Compensation Committee. The Compensation Committee currently consists of Mr. Fisher as chair, Mr. Herickhoff, and Mr. Malquist. This committee provides assistance to the Board of Directors in overseeing our compensation policies and practices. It reviews and approves the compensation levels and policies for the Board of Directors; reviews and approves corporate goals and objectives with respect to CEO compensation and, based upon these evaluations, determines and approves the CEO’s compensation; makes recommendations to the Board of Directors with respect to non-CEO executive officer compensation, including any required approval of incentive and equity-based plans; reviews and approves bonus compensation guidelines and practices; and administers our stock incentive plans and authorizes grants under the plans. The Compensation Committee also has the responsibility to provide the report to stockholders on executive officer compensation, which appears below. The charter of the Compensation Committee is available at www.headwaters.com.

The Compensation Committee directly engaged Mercer as compensation consultants to provide market data and to advise it and management about the design of the compensation program, including methods of compensation, commonly used metrics to measure performance, best practices for compensation delivery and the structure of various compensation elements. The consultant also gathers, prepares and provides data for external market comparisons in the areas of base compensation, total annual cash compensation, and long-term compensation and meets with the Committee to present findings and recommendations.

We will provide a free printed copy of any of the charters of any Board committee to any stockholder on request.

Communicating Concerns to Directors

The non-employee directors have established procedures to enable anyone wishing to communicate with our Board of Directors, including the Vice Chair or other non-management directors, in one of the following ways:

•	E-mailing the directors at directors@headwaters.com, or

•	Writing to the directors, at the following address:

Board of Directors

Headwaters Incorporated

c/o Corporate Secretary

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

The Corporate Secretary will forward any communications related to our accounting, internal accounting controls, or auditing matters to the Chair of the Audit Committee, together with any other director named in the communication. All other communications will be forwarded to the Vice Chair or other designated lead independent director of the Board of Directors, together with any other director named in the communication. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

The Audit Committee has established procedures for employees who have a concern about our accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee in one of the following ways:

•	E-mailing to the Audit Committee at headwaters-hotline@blackbearventures.com, or

•	Writing to the Audit Committee, at the following address:

Chair of the Headwaters Incorporated Audit Committee

1419 West 12th Place, Suite 105

Tempe, AZ 85281-5267

Communications may be anonymous.

Board and Committee Meetings

The Board held a total of eight meetings during fiscal 2008. We encourage but do not require Board member attendance at our annual meeting. Three directors, including our Chairman of the Board, attended the 2008 annual meeting.

The Nominating and Corporate Governance Committee held four meetings in fiscal 2008. The Audit Committee held seven meetings in fiscal 2008. The Compensation Committee held five meetings in fiscal 2008. Each director attended at least 75% of the aggregate of the total number of board and applicable committee meetings.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee provides assistance to the Board in overseeing corporate governance, evaluates and selects director nominees of the Company to be considered for election at the annual meeting of stockholders and takes such other actions within the scope of its charter as the committee deems necessary or appropriate.

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating new nominees to the Board. In evaluating director nominees, the committee will, as described in the committee’s charter, consider various criteria, including relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations of the New York Stock Exchange. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of our business. We therefore seek to attract and retain highly qualified directors who have sufficient time to devote to their substantial responsibilities and duties to us and our stockholders.

In accordance with our Corporate Governance Guidelines, the Board is comprised of three tiers of members with staggered three-year terms. One tier of members is elected each year by our stockholders at the annual meeting. Between annual meetings of stockholders, the Board may elect directors to serve until the next annual meeting. Nominees for directorship will be selected by the Nominating and Corporate Governance Committee, in accordance with the policies and principles in its charter, and nominated by the Board for stockholder elections. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although we may do so in the future.

To date, we have not received any recommendations from stockholders requesting the Board or any of its committees to consider a nominee for inclusion among the Board’s slate of nominees in our proxy statement for our annual meeting. However, our stockholders may recommend director nominees, and the committee will consider nominees recommended by stockholders. A stockholder wishing to submit such a recommendation should send a letter to the Corporate Secretary at our principal executive offices in accordance with the provisions of our Bylaws and as described in the Questions and Answers about the Annual Meeting section under the question, “When are stockholder proposals for the 2009 annual meeting of stockholders due?” The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the nominee’s qualifications, including such information about the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board, as well as contact information for both the nominee and the stockholder. Nominees should at a minimum have relevant business and financial experience and must be able to read and understand fundamental financial statements. We anticipate that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded. The committee will consider all relevant qualifications as well as our needs in terms of compliance with New York Stock Exchange listing standards and SEC rules.

All of the nominees for directors being voted upon at the annual meeting are directors standing for reelection.

The Nominating and Corporate Governance Committee assisted the Board and each of its committees in conducting self-evaluations of their functioning and effectiveness. The committee also has reviewed and approved the Company’s CEO succession plan.

Nominating and Corporate Governance Committee

William S. Dickinson, Chairman

E. J. “Jake” Garn

James A. Herickhoff

Audit Committee Report

The Audit Committee acts pursuant to a written charter that was approved by the Board of Directors. The Audit Committee oversees our financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements with our management, including a discussion of the quality, not just the acceptability, of the accounting principles used; the reasonableness of significant judgments made; and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent auditors, which is responsible for expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations. In addition, the committee has discussed with Ernst & Young the firm’s independence from Headwaters, including the matters in the letter from Ernst & Young required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, which superseded the PCAOB’s interim independence requirements under Independence Standards Board Standard No. 1 and its related interpretations, and considered the compatibility of non-audit services with Ernst & Young’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting and Ernst & Young’s report on the effectiveness of our internal control over financial reporting.

The Audit Committee discussed with our internal auditors and Ernst & Young the overall scope and plans for their respective audits. The committee regularly meets with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations; their evaluations of our internal control, including internal control over financial reporting; and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting, together with Ernst & Young’s reports, be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the SEC. The committee and the Board also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP to audit our 2009 consolidated financial statements.

Audit Committee

R Sam Christensen, Chairman

Blake O. Fisher, Jr.

E. J. “Jake” Garn

Malyn K. Malquist

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and General Philosophy

Headwaters’ vision is to improve sustainability by transforming underutilized resources into valuable products. Our executive compensation program supports this goal of value creation by:

•	rewarding executives for sustained financial performance;

•	aligning the interests of executives with the interests of stockholders; and

•	attracting and retaining highly motivated and talented executives.

Our compensation elements simultaneously fulfill one or more of these three objectives. The elements include:

•	base salary;

•	annual bonus;

•	discretionary bonuses;

•	long-term incentives (in the form of cash, performance units and stock-based awards such as stock appreciation rights (SARs), restricted stock and performance stock); and

•	retirement and benefits programs.

The type and amount of compensation is determined considering current pay, competitive pay data from the external talent market and the opportunity for future pay. Because we have a diverse group of businesses, we define the talent market very broadly for the executive officers named in the Summary Compensation Table (located after this Compensation Discussion and Analysis), whom we refer to as our “named executives.” We attract top executives from a national market of similar-sized companies based on revenue. This market not only includes building products, technology, and manufacturing, but other industries as well. We combine compensation elements for each executive in a manner that will meet the performance, alignment and retention goals listed above as well as eliciting the best possible contribution from the executive.

Compensation Objectives

Our executive compensation philosophy is built around three objectives: supporting stockholder value creation through sustained financial performance, aligning the interests of executives with the interests of stockholders, and attracting and retaining highly motivated and talented executives.

When practically applied, our compensation philosophy results in the establishment of base pay rates that generally are at or below the 50th percentile of our market for representative talent. Due to our diverse businesses, we have determined that no specific peer group is appropriate to use in defining market pay levels for our named executives. We therefore use general industry national survey data of companies which are a similar size to us based on revenue to establish market pay levels. This data was primarily gathered from surveys sponsored by Watson Wyatt Consultant Surveys and Mercer, two national compensation consulting firms, and was blended with information from other smaller surveys focusing on technology or energy, where appropriate to the position. The surveys include responses from thousands of participants. The number of survey comparables for each named executive varies.

Annual bonus opportunities are performance based and we construct them to provide significant potential compensation to our executives, which (assuming target Company performance is achieved) results in targeted annual total cash compensation at the 75th percentile of the talent market. We design our long-term incentive opportunities to track with Headwaters’ long-term performance when compared to the performance of the general business market. If our performance is comparable to the general market, the long-term incentive opportunities are designed to reward executives at about the 50th percentile of market long term incentives. If our performance is better than market levels, the long-term incentives deliver proportionally more value to executives. Retirement and benefit systems and perquisites are designed to reward executives at the 50th percentile of the talent market. This combination of factors results in total compensation packages that are above the 50th percentile of the talent market when targeted Company performance is achieved. As this philosophy is applied, the objectives are met in the following ways:

Sustained Financial Performance:

•	We construct our annual bonus opportunities to have appropriate targets that require significant achievement against financial performance metrics to pay out at target levels.

•	We base our long-term cash incentive opportunities on progress toward goals derived from multi-year forecasts.

Aligned Interests:

•	Our base pay practices reduce fixed costs and emphasize performance-based incentive programs, which we believe are in the best interests of stockholders.

•	We base our annual bonus opportunities on division operating income and individual business goals that focus executives on financial performance that is of common interest to stockholders.

•

We award long-term equity incentive opportunities using stock options, SARs, restricted stock and/or performance stock so that appreciating stock value is a significant factor in executive compensation.

•	We have stock ownership guidelines for executives to own significant amounts of our common stock.

Executive Retention:

•

We believe our use of lower base salary levels accompanied by an emphasis on performance-based incentive programs attracts executives that are appropriately aggressive, innovative, and willing to risk a larger share of their compensation on their own performance and the performance of the Company.

•	Discretionary bonuses allow for spot corrections to temporary market inequities. This allows us to adjust to unique market conditions in a timely fashion in order to retain key executives.

•	Long-term equity incentive plans have multi-year vesting periods, with forfeiture of unvested awards if a participant terminates employment before the vesting period is completed.

•	Long-term cash incentive plans have overlapping performance cycles, which motivates executives to remain employed.

A significant feature of our executive compensation program is examining various compensation elements against the external talent market. To do so, the Compensation Committee employed nationally recognized executive compensation consultants to assist in determining industry practices and in gathering data. In 2007, these consultants included Pearl Meyer & Partners (for setting initial executive base salaries for fiscal 2007) and Mercer (for total compensation consulting and long-term incentive design). In 2008, Mercer was used for total compensation consulting and long-term incentive design.

Compensation Administration

General Process. Executive compensation decisions at Headwaters are the product of several factors, modified by judgment and discretion as necessary. The predominant factors include:

•	key financial measurements such as revenue, operating income, and earnings per share;

•	strategic initiatives such as acquisitions, joint ventures, and implementation of lean process improvements;

•	achievement of specific operational goals relating to the sphere of influence led by the executive;

•	compensation of other executives within the Company (to ensure internal equity); and

•	compensation in the external talent market (from data generated by compensation consultants).

For the CEO, these factors are judged and compensation is recommended by the Compensation Committee of the Board of Directors and approved by the Board. For the other executive officers (including all of the named executives in the Summary Compensation Table), the factors are considered by the CEO, who recommends compensation levels. These judgments and recommendations are then reviewed and approved or revised by the Compensation Committee.

Generally, the Compensation Committee reviews and makes adjustments to base compensation once per year, effective at the beginning of each fiscal year (October 1). The exception is Mr. Benson, our CEO, whose base pay has been set through the end of his employment agreement. Annual incentives and long-term cash incentives are calculated after fiscal year performance metrics have been measured and are paid within 120 days after the end of the fiscal year. Equity grants are also awarded after fiscal year end.

Role of Compensation Committee. The Compensation Committee oversees the design, development and implementation of our compensation program. The Committee evaluates the performance of the CEO and determines CEO compensation consistent with the objectives of the compensation program. The Committee also approves all incentive compensation plans and approves or revises recommendations made by the CEO for compensation decisions affecting other executives. The Committee also approves all bonuses, awards and grants under all incentive plans.

Role of CEO. Our CEO, assisted by our Human Resources department, is responsible for the implementation and administration of our compensation program throughout the organization. The CEO evaluates the performance of executives and, consistent with the objectives of the compensation program, meets regularly with the Compensation Committee and consultants to consider and recommend compensation programs, set and evaluate plan metrics, and make specific recommendations on the form and amount of compensation for named executives.

Executive Stock Ownership Guidelines. In January 2004, the Compensation Committee adopted a policy for senior level executives, including named executives, to own our common stock. The purpose of the requirement is to ensure that senior executives have financial interests that are directly aligned with stockholders. The following sets forth the stock ownership policy for senior executives:

•	CEO: Shares equal in value to four times annual base compensation.

•	Other senior executives, including all of the named executives: Shares equal in value to two times annual base compensation.

Executives were given five years from the date of adoption to accumulate the required shares. They were also informed that willingness to comply with this policy may affect eligibility for future equity grants. The named executives have achieved various levels of compliance with this policy by accumulating stock through option exercises, restricted stock grants, and purchase of stock through the Employee Stock Purchase Plan

(ESPP) and open market transactions. The named executives’ compliance with this policy as of September 30, 2008 is as follows.

STOCK OWNERSHIP – SEPTEMBER 30, 2008

Name and Position	Stock Ownership Requirement Compliance (%)
Kirk A. Benson, Chief Executive Officer	100

Steven G. Stewart, Chief Financial Officer	64

William H. Gehrmann, III, President, Headwaters Resources, Inc.	12

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	5

Harlan M. Hatfield, Vice President, General Counsel and Secretary	100

Employment Agreements. Employment agreements exist for certain named executives and are used in determining compensation for those executives. The following summarizes employment agreement terms pertinent for fiscal 2008 compensation for the named executives who have or had employment agreements during fiscal 2008.

Kirk A. Benson. In August 2005, we entered into an employment agreement covering Mr. Benson’s “at will” employment for the five-year period commencing April 1, 2005 through March 31, 2010. In light of expected economic conditions, Mr. Benson requested the Compensation Committee amend his employment agreement which would have required an increase in his annual salary from $750,000 to $800,000 on April 1, 2009. The Compensation Committee amended Mr. Benson’s employment agreement in October 2008 to reduce his annual compensation to $650,000 through March 31, 2010, the termination date of the agreement. The employment agreement provides for participation in our annual bonus plan and long-term incentive plan as well as other standard benefits such as vacation, participation in our employee benefit plans and reimbursement for certain stipulated fees and expenses.

Steven G. Stewart. In October 2007, in connection with Mr. Stewart’s reappointment as Chief Financial Officer effective September 4, 2007, we entered into an employment agreement with Mr. Stewart. The agreement calls for payment of an initial annual base salary of $304,685 per year with review on an annual basis. The base salary may be increased at our discretion. The agreement further provides for participation in our annual bonus plan and long-term incentive plan as well as other standard benefits such as vacation and participation in our employee benefit plans.

William H. Gehrmann, III. In 1998, we entered into an employment agreement with Mr. Gehrmann, which automatically renews for one-year periods unless Mr. Gehrmann or the Company provides written notice of termination. The agreement calls for payment of an annual base salary (currently $253,800 per year) which may be increased at our discretion. The agreement further provides for participation in our annual bonus plan, a Company-provided vehicle and other standard benefits such as participation in our employee benefit plans.

Compensation Components

Short-Term Compensation. Consistent with our stated compensation philosophy, our key metric for executive short-term compensation is annual total cash compensation. Base pay rates are generally set at or below the 50th percentile of our data from surveys provided by consultants. Annual bonus opportunities and occasional discretionary bonuses provide significant upside potential which (assuming appropriate Company and individual performance is achieved) results in targeted annual total cash compensation consistent with the 75th percentile of the data from surveys provided by consultants.

We have three operating business units. The performance of our Resources business unit was at the upper end of its targeted objectives; the performance of our Energy business unit was at the lower end of its targeted objectives; and the Building Products business unit missed its targeted objectives entirely. Company-wide consolidated performance was at the low end of targeted objectives. For purposes of short-term incentive compensation, operating income prior to goodwill impairment was used to measure performance. Revenue for the 2008 fiscal year was $886 million. Our operating loss was $(152.9) million, including a goodwill impairment charge of $205.0 million, and our loss per share was $(4.10). Total long-term debt as of September 30, 2008 was $532.5 million.

Base Salary. We consider base salary a tool to provide executives with a reasonable base level of income relative to the scope of the positions they hold. Base salaries are established using criteria that include the level of responsibility for the position, base salary data for other internal positions and base salaries for similar positions from the data from surveys provided by consultants. With the exception of the CEO and named executives whose annual base salary adjustments are mandated by employment agreement, all base salaries are reviewed annually at the beginning of each fiscal year (October 1), and are adjusted from time to time to reflect changes in responsibility level, internal equity or equity with the data from surveys provided by consultants.

In 2008, our named executives’ salaries ranged from $234,688 to $750,000. Changes in senior executive base pay during fiscal year 2008 included an increase in Mr. Benson’s annual base pay on April 1, 2008 from $700,000 to $750,000 (pursuant to Mr. Benson’s employment agreement, which was amended in October 2008 to reduce his annual salary to $650,000); an increase in Mr. Stewart’s annual base pay from $297,254 to $304,685 in October 2007; an increase in Mr. Gehrmann’s annual base pay from $220,000 to $243,254 in October 2007 and then to $253,799 in April 2008 to improve parity with the external market; an increase in Mr. Lawless’ annual base pay from $310,000 to $317,750 in October 2007; and an increase to Mr. Hatfield’s annual base pay from $210,407 to $234,688 in October 2007 and then to $245,700 in April 2008 to improve parity with the external talent market. When compared to the median base salaries for comparable positions within the external surveys, named executive base salaries were an average of 93% of the surveys’ 50th percentile, which is consistent with our compensation philosophy. In light of expected economic conditions, the named executives have received no salary increases for fiscal 2009. Mr. Benson requested the Compensation Committee amend his employment agreement which would have required an increase in his annual salary from $750,000 to $800,000 on April 1, 2009. The Compensation Committee amended Mr. Benson’s employment agreement in October 2008 to reduce his annual compensation to $650,000 through March 31, 2010, the termination date of the agreement.

Annual Bonus. In the 2008 fiscal year, we implemented a redesigned annual bonus plan that established bonus pools for each operating division of the Company. The bonus pools are dependent upon the amount of operating income (defined as revenue less cost of revenue and operating expenses) generated for each of the several operating divisions. The annual bonus calculation for each participant is as follows:

Division Bonus Pool     X    Individual Bonus Pool Share    X    IBO Completion Factor

The Division Bonus Pool is constructed by setting aside a percentage of division operating income to fund the pool. A minimum operating income threshold is set so that any operating income attainment below the threshold results in no bonus pool being established. Generally, this threshold is determined as a percentage (usually between 50 and 75 percent) of the previous year’s operating income attainment. Once the threshold is attained, the set-aside percentage of operating income is established so that when division performance levels are comparable to expected external market levels of performance, the resulting bonus pool pays employees at a rate that (when combined with base salaries) is roughly equivalent to the 50th percentile of market total cash compensation. If the division operating income attainment is above the expected external market levels of performance, the set-aside percentage is adjusted upward to create a larger bonus pool. Thus, a direct correlation is established between division operating income performance and participant rewards. For fiscal 2008, division operating income achievement resulted in the following bonus pools:

•	Headwaters Resources: $753,226

•	Headwaters Building Products: $0

•	Headwaters Energy Services: $79,790

•	Headwaters Corporate: $704,037

The individual bonus pool share is established for each participant by division management and the CEO and is approved by the Compensation Committee. Considerations for setting this factor include the participant’s sphere of influence, the participant’s impact on operating income, the ratio of the participant’s base salary to the total base salary for the division, and bonus data from the external market.

The Individual Business Objective (IBO) Completion Factor represents the achievement of individual goals that support divisional and company-wide financial and strategic initiatives. We conduct an annual planning process that commences each spring. The financial and strategic plan for our upcoming fiscal year is further developed with input from named executives and other members of management. With the exception of the CEO, each named executive formulates IBOs to support the Company-wide plans and initiatives. The objectives are weighted, with the combined weighting totaling 100%. These IBOs are reviewed and approved or adjusted by the CEO at the beginning of the fiscal year. During the fiscal year, named executives and other participants work to complete the IBOs. At the end of the fiscal year, results are reported. The CEO evaluates the reports and recommends a final achievement factor to the Compensation Committee, which can range from 0% to 100%. For the CEO, the IBO completion factor is generally assumed to be 100% and formal IBOs are not formulated, since the CEO’s performance is measured against the attainment of overall corporate objectives. However, the Compensation Committee reviews results against the Company-wide plans and initiatives annually and can adjust the IBO completion factor downward for any participant, including the CEO. In 2008, IBO completion factors for the named executives ranged from 50% to 100% as follows:

•	Kirk A. Benson, CEO, 100% attainment.

•	Steven G. Stewart, CFO, 85% attainment. Mr. Stewart’s attainment was impacted by consolidated revenue and operating income that was lower than targeted.

•	William H. Gehrmann III, President, Headwaters Resources, Inc., 83% attainment. Mr. Gehrmann’s attainment was impacted by divisional operating income that was lower than targeted.

•

John N. Lawless, III, President, Headwaters Construction Materials, Inc., 50% attainment. Mr. Lawless’ attainment was impacted by operating division revenue and operating income that was lower than targeted.

•

Harlan M. Hatfield, General Counsel and Secretary, 78% attainment. Mr. Hatfield’s attainment was impacted by partial completion of non-financial objectives as well as consolidated revenue and operating income that were lower than targeted.

This bonus system serves to focus annual bonus plan participants on metrics that are divisional, and therefore more within their control. In addition, participants are focused on operating income, a commonly-reported and easily-understood financial metric.

Discretionary Bonuses. In some circumstances, the Compensation Committee may determine that the annual incentive plan does not adequately reward senior executives. These circumstances may include the fact that significant market inequities exist, or that performance far exceeded expectations. In these cases, discretionary bonuses are used to assure that appropriate spot corrections are made for temporary market inequities and/or to assure that executives are appropriately rewarded. The Committee determines discretionary bonuses for the CEO. The CEO recommends discretionary bonuses for all other participants, including the named executives, which are then approved or adjusted by the Committee. In fiscal year 2008, no discretionary bonuses were awarded to named executives.

When all bonuses (annual and discretionary) paid to named executives in fiscal year 2008 are added to base salary, the total annual cash compensation compares to positions in the data from surveys provided by consultants in the following manner.

CASH COMPENSATION COMPARED TO MARKET – FISCAL 2008

Name and Position	Total Cash Compensation Compared to 75th Percentile of Market (%)
Kirk A. Benson, Chief Executive Officer	61

Steven G. Stewart, Chief Financial Officer	54

William H. Gehrmann, III, President, Headwaters Resources, Inc.	78

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	58

Harlan M. Hatfield, Vice President, General Counsel and Secretary	60

Our Compensation Committee believes that we have executed on our compensation philosophy given the level of Company performance in fiscal 2008. Annual total cash compensation is generally well below the 75th percentile of market.

Long-Term Incentive Compensation. Historically, we have used a variety of long-term incentive vehicles, all authorized under the Headwaters Incorporated Long Term Incentive Compensation Plan approved by stockholders in 2005.

During fiscal 2006, we made grants of long-term incentive cash bonus awards to certain officers and employees, including several of the named executive officers. These awards were granted under Headwaters’ Long Term Incentive Compensation Plan. In accordance with terms of the awards, cash payments are based on several factors, including (i) individual performance in Headwaters’ Incentive Bonus Plan (IBP), and (ii) the achievement of stipulated financial goals as measured by economic value added (EVA) over a three-year period by Headwaters and its strategic business units (SBUs). The formula for determining the cash award is as follows:

Sum of 3 Years’ Annual Incentive Awards    X    Individual Factor    X    SBU EVA Goal Factor

The first factor is the sum of the annual bonus awards for fiscal 2006, 2007 and 2008 for each participant.

The individual factor is a multiplier assigned to each participant. For the four named executives (Mr. Stewart was not a participant) who participated in the plan, the individual factors ranged from 1.0 to 1.5. The factor is established for each participant by the CEO subject to approval by the Compensation Committee. Considerations for setting this factor include the participant’s sphere of influence, the participant’s impact on the organization, and long-term incentive data from the external market.

The SBU EVA Goal Factor is a measure of the cumulative EVA over the three year period encompassing fiscal 2006, 2007 and 2008. The SBU EVA Goal Factor is 0% for EVA delivery under 80% of the three-year goal. The factor is 50% for EVA generation of 80% of the goal. The factor increases in a linear fashion for each additional percent of goal attainment until 100% of the goal is reached. At or above 100% goal achievement, the factor is 100%.

At the conclusion of fiscal 2008, one SBU (Headwaters Resources) had achieved enough EVA generation to qualify for awards under this arrangement. This SBU achieved over 100% of the required EVA generation. Thus awards were made to twenty employees within the SBU, including one named executive (Mr. Gehrmann).

Only 50% of the earned payouts occurred at the end of fiscal 2008, the end of the three-year performance period. The remaining 50% is payable in equal portions in the two subsequent years provided the business unit achieves operating profit in both fiscal 2009 and 2010 equal to or greater than 80 percent of the operating profit achieved in fiscal 2008.

The following table shows the EVA goals and the EVA Goal Factors achieved over the three-year period ended September 30, 2008 for each of the Company’s SBUs.

LONG-TERM INCENTIVE PERFORMANCE – FISCAL 2006-2008

SBU	Three-year EVA Goal ($)	EVA Goal Factor Achieved (%)
Corporate	145,000,000	0
Headwaters Resources	38,600,000	100
Tapco	34,300,000	0
Eldorado	12,100,000	0
SCP	22,100,000	0
Energy Services	39,300,000	0
Specialty Chemicals	66,600,000	0

In fiscal 2008, we implemented a new long-term incentive design that utilizes a combination of annual SAR grants, restricted stock grants and long-term cash awards. These vehicles are combined at different ratios for different levels of management. For senior management, including named executives, the primary emphasis is on SAR awards, with secondary emphasis on restricted stock and long-term cash awards. This results in primary senior management focus on stock price performance, directly aligning the interests of executives with the interests of stockholders. It also puts a higher percentage of long-term compensation at risk as the design delivers less immediate value to executives. The secondary focus for this group is evenly distributed between retention (provided by restricted stock grants) and sustained financial performance (provided by long-term cash awards based on operating income).

All stock-based awards granted by the Company must have prior Compensation Committee approval. With very few exceptions, stock-based awards are granted at regularly scheduled Committee meetings, usually held in connection with regularly scheduled Board meetings. Occasionally, the Committee will approve an award in connection with the appointment of a newly-hired officer, the timing of which may necessitate a special

Committee meeting not held in connection with a regular Board meeting. The exercise price for all stock-based awards coincides with the date the Committee approves the award grant. It is against Company policy to back-date stock-based awards or to try to time stock-based awards for any reason and we have never engaged in these practices.

In fiscal 2009, we plan to adjust the cash portion of the long-term incentive design. The revised cash element will be based on SBU performance against a cumulative free cash flow goal. As various milestones toward the eventual SBU free cash flow goal are achieved, progress payments will be made to plan participants.

Award Adjustment or Recovery. We do not have a policy to recover or otherwise adjust payments made or awards earned as a result of changes in subsequent periods relating to performance measures upon which such payments or awards are based, sometimes referred to as a “clawback” policy. We have not required any named executive to return any award or repay any payment received in any fiscal year.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to certain named executives unless compensation is based on an individual’s meeting pre-established performance goals determined by a compensation committee and approved by stockholders. For 2008, the annual bonuses were designed to satisfy the requirements for deductible compensation.

Retirement and Other Benefits

Generally, we view retirement savings as a personal matter. We encourage pre-tax retirement savings through the use of a traditional 401(k) plan and a deferred compensation plan, but offer no defined benefit pension plans or other retirement programs.

401(k) Plan. All full-time employees (including named executives) are eligible to participate in the Headwaters 401(k) Savings and Investment Plan. During 2008, participant deferrals were matched by us at a rate of 50% of the first six percent of salary or incentive compensation deferred. Matching contributions are fully vested after three years of service.

Deferred Compensation Plan. The Headwaters Incorporated Deferred Compensation Plan (DCP) is not qualified under Section 401(a) of the Internal Revenue Code and is limited to a selected group of management employees and highly compensated employees. All named executives currently employed are eligible to participate in the DCP. Participants in the DCP can annually elect to defer up to 50% of base salary and up to 100% of incentive compensation into the plan. During 2008, participant deferrals were matched by us at a rate of 50% of the first six percent of salary or incentive compensation deferred less any match made through the 401(k) Plan. Matching contributions are fully vested after three years of service. The purpose of the DCP is to facilitate retirement savings above and beyond what is available to highly-compensated employees through the 401(k) Plan.

Perquisites. Eligible employees, including named executives, participate in various other employee benefit plans, including medical and dental care plans; flexible spending accounts for health care; life, accidental death and dismemberment and disability insurance; employee assistance programs; and vacation plans. The primary purpose of providing these plans and limited perquisites to senior executives is to attract and retain talented executives to manage the Company. With respect to non-insurance perquisites, we prefer to take a minimalist approach. With very few exceptions, executive non-insurance perquisites are limited to automobile allowances or assignment of a Company vehicle that includes reimbursement for fuel and maintenance expenses.

*    *    *    *    *

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2008 Annual Report on Form 10-K.

Compensation Committee

Blake O. Fisher, Jr., Chairman

James A. Herickhoff

Malyn K. Malquist

Summary Compensation Table

The following sets forth the compensation of Headwaters’ Chief Executive Officer, the Chief Financial Officer, and the three most highly compensated persons who served as executive officers during fiscal 2008. Unless otherwise noted, the amounts shown represent what was earned in the respective fiscal years.

SUMMARY COMPENSATION TABLE – FISCAL 2007 AND 2008

Name and principal position	Year	Salary ($)	Bonus (4) ($)	Stock awards (5) ($)	Option awards (5) ($)	Non-equity incentive plan compensation (6) ($)	All other compensation ($)		Total ($)
Kirk A. Benson	2008	725,000	0	170,297	625,001	581,833	21,184	(7)	2,123,315
Chief Executive Officer	2007	675,000	0	682,768	1,027,794	1,378,607	0		3,764,169

Steven G. Stewart (1)	2008	304,685	0	49,446	94,776	40,035	0		488,942
Chief Financial Officer	2007	134,771	0	136,044	0	61,284	95,809	(8)	427,908

William H. Gehrmann, III (2)	2008	248,121	0	40,482	105,094	631,727	0		1,025,424
President, Headwaters Resources, Inc.

Harlan M. Hatfield (3)	2008	239,770	0	35,859	220,113	88,874	14,346	(9)	598,962
Vice President, General Counsel and Secretary

John N. Lawless, III	2008	317,601	0	32,668	119,891	61,206	25,251	(10)	556,617
President, Headwaters Construction Materials, Inc.	2007	292,439	135,000	0	270,941	213,185	32,600	(10)	944,165

(1)	Mr. Stewart was reappointed Chief Financial Officer effective September 4, 2007. He was employed in a non-executive position for the period from October 1, 2006 to September 4, 2007.

(2)	Mr. Gehrmann was an executive officer for all of fiscal 2007 and 2008, but was not a named executive in 2007.

(3)	Mr. Hatfield was an executive officer for all of fiscal 2007 and 2008, but was not a named executive in 2007.

(4)	The bonuses shown in this column represent discretionary payments. Bonuses for 2007 paid under terms of Headwaters’ Short Term Incentive Bonus Plan, approved by stockholders in 2005, and bonuses for 2008 paid under terms of Headwaters’ Amended and Restated Short Term Incentive Bonus Plan, approved by stockholders in 2008, are shown in the column titled “Non-equity incentive plan compensation.”

(5)	Stock-based compensation for stock awards and option awards represents the amounts recognized for financial reporting purposes, calculated in accordance with the requirements of SFAS No. 123R, except that estimated forfeitures were disregarded. A significant portion of the stock-based compensation shown above for 2007 arose from the voluntary cancellation of certain stock-based awards granted in 2005. The cancellations occurred in part because of the low perceived value of the awards by both the Company and award recipients and because recipients were paying for certain of the awards over a stipulated period of time. The amounts of accelerated compensation cost related to cancelled awards were as follows: Mr. Benson – $1,032,078, and Mr. Lawless – $142,784. No named executive received any actual compensation benefit from any of the cancelled awards, either in fiscal 2007 or in any prior fiscal year. Reference is made to Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year 2008 for a detailed description of the assumptions used in valuing stock-based awards under SFAS No. 123R for 2007 and 2008.

(6)	Represents bonuses paid under terms of our Incentive Bonus Plan, including banked amounts from 2005 and 2006 that were earned and paid in fiscal 2007 and banked amounts from 2006 and 2007 that were earned and paid in fiscal 2008. Banked amounts included in 2007 and 2008 compensation in the above table are as follows: Mr. Benson – $377,284 in 2007 and $378,929 in 2008; Mr. Stewart – $61,284 in 2007 and $0 in 2008; Mr. Gehrmann – $78,617 in 2008; Mr. Hatfield – $54,937 in 2008; and Mr. Lawless – $80,152 in 2007 and $61,206 in 2008. In addition, for Mr. Gehrmann, $461,584 represents the amount earned under a long-term incentive cash award granted under our Long Term Incentive Compensation Plan, approved by stockholders in 2005.

(7)	Represents $16,545 of matching 401(k) and deferred compensation plan contributions, $3,379 for financial planning consultations and $1,260 of insurance premiums.

(8)	Represents $88,700 paid to Mr. Stewart upon his reappointment as Chief Financial Officer in September 2007, $6,600 of matching 401(k) and deferred compensation plan contributions and $509 of insurance premiums.

(9)	Represents $6,864 of matching 401(k) and deferred compensation plan contributions, $6,574 of vehicle-related perquisites and $908 of insurance premiums.

(10)	Represents $10,985 of insurance premiums, $7,410 for a club membership, $4,806 of matching 401(k) contributions and $2,050 of vehicle-related perquisites in 2008. Represents $12,871 of insurance premiums, $10,829 of matching 401(k) contributions, $7,760 for a club membership and $1,140 of vehicle-related perquisites in 2007.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards granted during fiscal 2008 to the named executives. With the exception of Mr. Hatfield’s grant of 75,000 stock appreciation rights (SARs), all grants were made from our Long Term Incentive Compensation Plan. Mr. Hatfield’s SAR grant was made from the 2002 Stock Incentive Plan.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2008

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			All other stock awards: number of shares of stock (#)	All other option awards: number of securities underlying SARs (#)	Exercise or base price of SAR awards ($/Sh)	Grant date fair value of stock and SAR awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Kirk A. Benson	November 1, 2007	180,833	542,500	1,627,500	39,978	195,144	13.57	1,627,710
Steven G. Stewart	November 1, 2007	27,422	82,265	246,795	6,062	29,592	13.57	246,824
William H. Gehrmann, III	November 1, 2007				6,722	32,813	13.57	273,693
Harlan M. Hatfield	November 1, 2007	21,513	64,539	193,617	4,756	23,216	13.57	193,644
Harlan M. Hatfield	February 7, 2008					75,000	13.00	145,755
John N. Lawless, III	November 1, 2007	34,688	104,063	312,189	7,669	37,433	13.57	312,235

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards for the named executives as of September 30, 2008.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2008

	Option and SAR awards				Stock awards
Name	Number of securities underlying unexercised options / SARs (#) exercisable	Number of securities underlying unexercised options / SARs (#) unexercisable	Option / SAR exercise price ($)	Option / SAR expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Kirk A. Benson	36,249	0	9.09	March 31, 2011	26,652	(1)	355,804
	61,000	0	13.73	June 10, 2012
	175,000	0	15.48	July 8, 2013
	75,000	0	23.79	April 21, 2014
	65,048	130,096	13.57	September 30, 2017

Steven G. Stewart	5,000	0	16.89	May 6, 2013	979	(2)	67,017
	15,000	0	28.31	September 23, 2014	4,041	(3)
	9,864	19,728	13.57	September 30, 2017

William H. Gehrmann, III	10,000	0	16.97	November 12, 2012	492	(4)	66,389
	8,333	0	16.89	May 6, 2013	4,481	(5)
	9,350	0	23.79	April 21, 2014
	25,000	0	28.31	September 23, 2014
	10,938	21,875	13.57	September 30, 2017

Harlan M. Hatfield	23,542	0	9.09	April 23, 2011	646	(6)	50,944
	21,000	0	13.73	June 10, 2012	3,170	(7)
	15,000	0	16.89	May 6, 2013
	10,338	0	23.79	April 21, 2014
	15,000	0	28.31	September 23, 2014
	7,739	15,477	13.57	September 30, 2017
	75,000	0	13.00	February 7, 2013

John N. Lawless, III	125,000	0	28.49	September 8, 2014	5,112	(8)	68,245
	12,478	24,955	13.57	September 30, 2017

(1)	Represents restricted stock, of which 13,326 shares vest on September 30, 2009 and 13,326 shares vest on September 30, 2010.

(2)	Represents restricted stock which vests on March 31, 2010.

(3)	Represents restricted stock, of which 2,021 shares vest on September 30, 2009 and 2,020 shares vest on September 30, 2010.

(4)	Represents restricted stock which vests on March 31, 2010.

(5)	Represents restricted stock, of which 2,241 shares vest on September 30, 2009 and 2,240 shares vest on September 30, 2010.

(6)	Represents restricted stock which vests on March 31, 2010.

(7)	Represents restricted stock, of which 1,585 shares vest on September 30, 2009 and 1,585 shares vest on September 30, 2010.

(8)	Represents restricted stock, of which 2,556 shares vest on September 30, 2009 and 2,556 shares vest on September 30, 2010.

Option Exercises and Stock Vested

The following table sets forth information concerning fiscal 2008 option exercises and restricted stock that vested during fiscal 2008 for the named executives.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2008

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Kirk A. Benson	0	0	13,326	177,902
Steven G. Stewart	0	0	3,000	39,893
William H. Gehrmann, III	0	0	2,732	36,394
Harlan M. Hatfield	0	0	2,233	29,707
John N. Lawless, III	0	0	2,557	34,136

Nonqualified Deferred Compensation

Our non-qualified deferred compensation plan (DCP) allows eligible employees to make tax-deferred contributions of up to 50% of their base compensation and 100% of their incentive compensation. All of the named executives are eligible to participate in the DCP. The DCP is funded through a grantor trust and trust-owned life insurance on plan participants. The DCP is intended to meet all applicable regulatory requirements, including Section 409A of the Internal Revenue Code. The DCP provides investment opportunities that closely mirror the investments that participants can choose for 401(k) plan contributions. In certain instances, we match employee contributions up to a designated maximum rate and these matching contributions vest after three years.

The terms of participation in the DCP for the named executives are the same as for the other employees who have been approved by the Compensation Committee to participate. The following table sets forth information concerning the named executives’ participation in the DCP during fiscal 2008.

NONQUALIFIED DEFERRED COMPENSATION – FISCAL 2008

Name	Executive contributions in fiscal 2008 (1) ($)	Registrant contributions in fiscal 2008 (2) ($)	Aggregate earnings in fiscal 2008 (3) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at September 30, 2008 (4) ($)
Kirk A. Benson	181,245	12,540	(44,231)	0	561,949
Steven G. Stewart	49,749	2,175	(58,718)	0	364,298
William H. Gehrmann, III	72,809	2,655	(35,891)	0	146,463
Harlan M .Hatfield	50,406	2,392	(55,650)	0	232,556
John N. Lawless, III	38,782	0	1,086	(81,087)	0

(1)	All amounts reported as executive contributions are also included in the summary compensation table, either as salary or in other columns, as required.

(2)	None of the amounts reported as registrant contributions are included in the summary compensation table.

(3)	None of the amounts reported as aggregate earnings are included in the summary compensation table.

(4)	Only the amounts representing executive contributions in prior years have been included in prior years’ summary compensation tables.

Other Potential Post-Employment Payments

As of September 30, 2008, there were three named executives with employment contracts that require severance or other post-employment payments: Messrs. Benson, Gehrmann and Stewart.

In accordance with the terms of his employment agreement, upon termination of Mr. Benson’s employment, we and Mr. Benson will enter into a consulting agreement requiring no more than 20% of Mr. Benson’s time for a three-year period, for which Mr. Benson will receive remuneration totaling $500,000. If we terminate Mr. Benson’s employment without cause or if Mr. Benson resigns all of his positions with us for good reason, such as a significant change in his responsibilities, he is entitled to termination benefits equal to 300% of his annual base salary in effect when his employment terminates. In the event of such termination, 1) all of Mr. Benson’s outstanding options, SARs and restricted stock shall immediately become fully vested and exercisable; 2) Mr. Benson will be paid a prorated bonus calculated under the provisions of the fiscal year’s bonus arrangements then in effect; and 3) Mr. Benson will be paid for any “banked” amounts under the provisions of previous fiscal years’ incentive bonus plan arrangements. If Mr. Benson were to have terminated employment on September 30, 2008 and all of the above payments made in accordance with the terms of his employment agreement, the total payments would have been $2,988,162.

Upon termination of Mr. Stewart’s employment without cause or if Mr. Stewart resigns all of his positions with us for good reason, he is entitled to termination benefits equal to 1) two times the sum of his current annual base salary (or, if higher, the highest rate in effect during the two-year period prior to the date of termination) plus the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the termination occurs; and 2) specified medical benefits, in an amount not to exceed $50,000. If Mr. Stewart were to have terminated employment on September 30, 2008 and all of the above payments made in accordance with the terms of his employment agreement, the total payments would have been $1,151,194.

Upon termination of Mr. Gehrmann’s employment agreement without cause, and for so long as he does not compete with the Company, he is entitled to termination benefits equal to 1) his current annual base salary continued over a period of twelve months, plus a performance bonus; and 2) specified health care, insurance and vehicle benefits. If Mr. Gehrmann were to have terminated employment on September 30, 2008 and all of the above payments made in accordance with the terms of his employment agreement, the total payments would have been a minimum of $284,928.

The Compensation Committee has approved Executive Change in Control Agreements with certain of our officers, including all of the named executives. Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock-based awards. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for 1) severance pay equal to two times the sum of an officer’s current annual salary plus the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the change in control occurs; and 2) continuance of health and other benefits and perquisites for a two-year period following the change in control. If terminations associated with a change in control would have occurred on September 30, 2008, the cash severance payments due to the named executives plus the estimated costs of continuing benefits and perquisites and the excess of the market value of stock-based awards above related exercise prices would have been as follows.

POTENTIAL CHANGE IN CONTROL PAYMENTS AS OF SEPTEMBER 30, 2008

Name	($)
Kirk A. Benson	4,613,018
Steven G. Stewart	1,235,435
William H. Gehrmann, III	1,899,701
Harlan M. Hatfield	992,148
John N. Lawless, III	1,456,073

Summary Information about Equity Compensation Plans

As of September 30, 2008, we had four stock incentive plans, three of which have been approved by stockholders. A total of 7,900,000 shares of common stock have been reserved for ultimate issuance under the plans. One of the plans has expired and awards can no longer be granted under that plan. As of September 30, 2008, options, SARs and other awards for approximately 1,629,000 shares of common stock could be granted under the three remaining plans. We use newly issued shares to meet our obligations to issue stock when awards are exercised.

The Compensation Committee, or in its absence, the full Board, administers and interprets the plans. This Committee is authorized to grant options and other awards both under the plans and outside of any plan to eligible employees, officers, directors, and consultants. Terms of awards granted under the plans, including vesting requirements, are determined by the Committee and historically have varied significantly. Options and other awards granted under the plans vest over periods ranging from zero to ten years, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants are intended to meet the requirements of the Internal Revenue Code.

1995 Stock Option Plan. A total of 2,400,000 shares of common stock are reserved for issuance under the 1995 Stock Option Plan. The 1995 Plan expired in 2005 and awards can no longer be granted under the 1995 Plan. The 1995 Plan provided for the granting of both incentive stock options (ISOs) and non-statutory stock options (NSOs).

2002 Stock Incentive Plan. In 2002, the Board of Directors adopted the 2002 Stock Incentive Plan. The number of shares reserved under the 2002 Plan is currently 1,500,000. NSOs, restricted stock, SARs and stock units may be granted under the 2002 Plan. ISOs may not be granted under the 2002 Plan, which expires ten years after adoption unless terminated earlier by the Board.

2003 Stock Incentive Plan. In 2003, the Board of Directors adopted the 2003 Stock Incentive Plan. The 2003 Plan was approved by stockholders at the 2003 annual meeting. In January 2004, the Board of Directors approved Amendment No. 1 to the 2003 Plan, which increased the number of shares available for award grants to 2,500,000. Amendment No. 1 to the 2003 Plan was approved by stockholders at the 2004 annual meeting. ISOs, NSOs, restricted stock, SARs and stock units may be granted under the 2003 Plan, which expires ten years after adoption unless terminated earlier by the Board.

Long Term Incentive Compensation Plan. In 2005, the Board of Directors adopted the Long Term Incentive Compensation Plan (LTIP). The LTIP was approved by stockholders at the 2005 annual meeting. In December 2008, the Board of Directors approved amendments to the LTIP, subject to the approval of stockholders, one of which increases the number of shares available for award grants by 700,000 shares. If the amendments are approved by stockholders, the total number of shares of common stock available for issuance pursuant to awards over the entire term of the LTIP (through March 1, 2015) would be 2,200,000. The LTIP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. Most awards under the LTIP are subject to a minimum service vesting requirement of at least three years. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year.

Other Options. In addition to options granted under the above-described plans, we have periodically granted options for the purchase of common stock to employees, officers, directors and consultants outside those plans that were not qualified as ISOs for tax purposes. There were no such option grants during fiscal 2008.

No Loans for Option Exercises. It is our policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

Stockholder Approval of Equity Compensation Plans. The following table presents information as of September 30, 2008, about our common stock that may be issued upon the exercise of options, SARs and other equity-based awards granted to employees, consultants or members of the Board of Directors under all of our existing equity compensation plans and individual arrangements. As described above, we have four stock option and stock incentive plans (one of which, the 1995 Plan, has expired) under which options and other awards have been granted. We have also issued options not covered by any plan. The 1995 Plan, the 2003 Plan and the LTIP have been approved by stockholders. The 2002 Plan has not been approved by stockholders. The amounts included in the caption “not approved by stockholders” in the table below represent amounts applicable under the 2002 Plan plus all awards granted outside of any plan.

(shares in thousands)
Plan Category	Maximum shares to be issued upon exercise of options and other awards	Weighted-average exercise price of outstanding options and other awards	Shares remaining available for future issuance under existing equity compensation plans (excluding shares reflected in the first column)
Plans approved by stockholders	2,385	$19.90	1,222
Plans not approved by stockholders	985	19.25	407

Total	3,370	$19.71	1,629

Outstanding Awards under Equity Compensation Plans. As of January 5, 2009, there were 4,148,492 shares subject to issuance upon exercise of outstanding options and SARs under all of our equity compensation plans referred to in the table above, at a weighted average exercise price of $17.86, and with a weighted average remaining life of 6.85 years. There were a total of 374,546 shares of issued and outstanding restricted stock that remain subject to forfeiture. As of January 5, 2009, there were 551,139 shares available for future issuance of awards under all plans.

2000 Employee Stock Purchase Plan

The Board approved the 2000 Employee Stock Purchase Plan (ESPP) in 2000 to provide eligible employees with an opportunity to increase their proprietary interest in Headwaters by purchasing common stock on favorable terms and to pay for such purchases through payroll deductions. The ESPP was approved by stockholders in 2000. A total of 1,250,000 shares of common stock have been reserved for issuance under the Plan, and approximately 626,000 shares remain available for future issuance as of September 30, 2008. In accordance with terms of the ESPP, participating employees purchase shares of stock directly from us, which shares are made available from treasury shares which have been repurchased on the open market. The ESPP is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of quarterly offerings. The cost per share to the employee is 85% of the fair market value at the end of each offering period.

Incentive Bonus Plan

The Incentive Bonus Plan (IBP), the specifics of which are approved annually by the Compensation Committee, provides for annual cash bonuses to be paid if we accomplish certain financial goals and if participating employees meet individual goals. The Compensation Committee approved the use of operating income as the primary performance measure for 2007 and subsequent years, including division operating income.

Under the terms of the IBP, annual cash awards can be earned by participants selected by the Compensation Committee who are employed at the end of the fiscal year, provided our goals and the participant’s individual goals are met or exceeded. Participants in the IBP are selected based on their roles and responsibilities.

Historically, a portion of annual cash awards “earned” by certain management personnel have been “banked,” meaning that the full amount of the awards is not actually earned and paid unless the minimum target set by the Compensation Committee is achieved in each of the two succeeding fiscal years. With the exception of a portion of the amount shown for Mr. Gehrmann (as described in note 6 to the table), the non-equity incentive plan compensation amounts in the Summary Compensation Table represent the cash awards earned by the named executives for fiscal 2007 and 2008, and include 50% of the banked amounts which were earned in those years. Banking ceased beginning in fiscal 2008 because the Company determined that the objectives of the banking mechanism, including retention, were being achieved through long-term incentive awards.

Long-Term Incentive Awards

Cash Awards. During fiscal 2006, the Compensation Committee authorized the grant of long-term incentive cash bonus awards to certain officers and employees, including all of the named executives except for Mr. Stewart, which awards were granted under the LTIP. In accordance with terms of the awards, cash payments are to be made at the end and after the end of the three-year performance period ended on September 30, 2008. Cash payments are based on several factors, including 1) individual performance under the incentive bonus plan applicable to the individual, and 2) the achievement of stipulated financial goals as measured by EVA over a three-year period by Headwaters and our operating units. Approximately $1,500,000 has been accrued for these awards through September 30, 2008, of which $461,584 is payable to Mr. Gehrmann. No other named executive earned any cash payment under the 2006 grants. The performance period for most of the awards under the 2006 grant has been completed and we are implementing a new long-term incentive cash bonus program based upon cumulative division free cash flow targets.

Only 50% of the earned payouts are payable at the end of fiscal 2008, the end of the three-year performance period. The remaining 50% will be paid in equal installments in fiscal 2009 and fiscal 2010 provided the individual is then a current employee and the individual’s applicable operating unit achieves operating profit in both of those fiscal years equal to or greater than 80% of the operating profit achieved in fiscal 2008.

Performance Units. In 2005 the Compensation Committee authorized the grant of performance unit awards, to be settled in cash, based on performance criteria tied to the economic value created or preserved by one of our operating units after December 2007. The grants of these performance units were made in 2006 and could result in the payment to employees, including one of the named executives, of a maximum amount of approximately $2,800,000 if all performance criteria are met. The performance period ends at the conclusion of fiscal 2011, following which the required payments would be made. No amounts have been expensed for these awards through September 30, 2008 because it is not yet probable that the performance criteria will be met.

DIRECTOR COMPENSATION

In 2008, we paid our non-employee directors an annual cash retainer and options to purchase our stock under our Long Term Incentive Plan. In light of their additional responsibilities, we also pay some members of the Board an additional cash retainer as described below. Beginning in 2009, the Compensation Committee will consider restricted stock units or other appropriate equity incentive grants to the outside directors in lieu of stock options. We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors are not paid for their services as directors and accordingly, Kirk A. Benson is not included in the director compensation table below.

The following table sets forth the compensation we paid our non-employee directors in 2008. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2008.

DIRECTOR COMPENSATION TABLE – FISCAL 2008

Name	Fees earned or paid in cash ($)	Option awards (1) ($)		Total ($)
R Sam Christensen	70,000	72,524	(2)	142,524
William S. Dickinson	60,000	72,524	(3)	132,524
Blake O. Fisher, Jr.	65,417	48,672	(4)	114,089
E. J. “Jake” Garn	65,000	48,672	(5)	113,672
James A. Herickhoff	89,583	48,672	(6)	138,255
Malyn K. Malquist	65,000	72,524	(7)	137,524
Raymond J. Weller	50,000	48,672	(8)	98,672

(1)	Options for the purchase of 12,000 shares of common stock were granted to Messrs. Fisher, Garn, Herickhoff and Weller in November 2007. The grant date fair value of each of the 12,000 share option grants, calculated in accordance with SFAS No. 123R, was $62,078. No other options or stock awards were granted to any non-employee director in fiscal 2008. The amounts in this column represent total stock-based compensation recognized for financial reporting purposes for fiscal 2008, calculated in accordance with the requirements of SFAS No. 123R, except that estimated forfeitures were disregarded. Reference is made to Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year 2008 for a detailed description of the assumptions used in valuing stock-based awards under SFAS No. 123R.

(2)	As of September 30, 2008, Mr. Christensen had 72,000 options outstanding, of which 60,000 were vested.

(3)	As of September 30, 2008, Mr. Dickinson had 72,000 options outstanding, of which 60,000 were vested.

(4)	As of September 30, 2008, Mr. Fisher had 48,000 options outstanding, 36,000 of which were vested.

(5)	As of September 30, 2008, Mr. Garn had 84,000 options outstanding, 72,000 of which were vested.

(6)	As of September 30, 2008, Mr. Herickhoff had 107,500 options outstanding, 95,500 of which were vested.

(7)	As of September 30, 2008, Mr. Malquist had 72,000 options outstanding, of which 60,000 were vested.

(8)	As of September 30, 2008, Mr. Weller had 48,000 options outstanding, 36,000 of which were vested.

All outside directors are entitled to base annual cash compensation of $50,000, which we pay quarterly. The following additional annual compensation is also paid, in quarterly installments: Vice Chair of the Board, $25,000; Chair of the Audit Committee, $20,000; other members of the audit committee, $10,000; other (than audit) committee chairs, $10,000; and other (than audit) committee members, $5,000. Historically, the outside directors also received options for the purchase of common stock which normally vested at the rate of 12,000 shares each year, through December 31, 2008.

In January 2006, Messrs. Christensen, Dickinson and Malquist were each granted options to purchase a total of 36,000 shares of common stock at an exercise price equal to the closing price of the common stock on the grant date. These options vested ratably in December 2006, 2007 and 2008.

In November 2007, Messrs. Fisher, Garn, Herickhoff and Weller were each granted options to purchase a total of 12,000 shares of common stock at an exercise price equal to the closing price of the common stock on the grant date. These options vested in December 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information as of January 5, 2009 regarding the beneficial ownership of our common stock, for:

•	each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our common stock;

•	each director;

•	each named executive; and

•	all directors and executive officers as a group.

We relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5. As of January 5, 2009 there were 42,333,376 shares of common stock outstanding, including 475,712 shares of treasury stock. As of that date, there were options to purchase 1,999,854 shares of common stock and 2,148,638 SARs outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
5% Stockholders:
James M. Wilson, Chief Compliance Officer EARNEST Partners, LLC (3) 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	3,584,119		8.6%

Robert J. Kamai, Principal Barclays Global Investors, NA (4) 45 Fremont Street, 17th Floor San Francisco, CA 94105	2,742,074		6.6%

Michael Kimmel, Assistant Secretary The Vanguard Group Inc. (5) 100 Vanguard Blvd. Malvern. PA 19355	2,242,857		5.4%

Directors:
Kirk A. Benson	1,469,128	(6)	3.5%
Raymond J. Weller	96,656	(7)	*
James A. Herickhoff	95,800	(8)	*
R Sam Christensen	89,700	(9)	*
E. J. “Jake” Garn	84,000	(10)	*
Malyn K. Malquist	78,000	(11)	*
William S. Dickinson	74,700	(12)	*
Blake O. Fisher, Jr.	52,000	(13)	*

Executive Officers:
Harlan M. Hatfield	213,895	(14)	*
John N. Lawless, III	151,006	(15)	*
William H. Gehrmann, III	79,721	(16)	*
Steven G. Stewart	70,611	(17)	*
All directors and executive officers as a group (13 persons)	2,697,777	(18)	6.2%

*	Less than 1%

(1)	The address of each director and officer is c/o Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095.

(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from January 5, 2009, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of January 5, 2009.

(3)	Based on the statements on Schedule 13G filed with the SEC on January 31, 2008, EARNEST Partners has sole voting power over 1,086,379 shares and sole dispositive power over 3,584,119 shares.

(4)	Based on the statements on Schedule 13G filed with the SEC on February 13, 2008, Barclays Global Investors has sole voting power over 2,205,469 shares and sole dispositive power over 2,742,074 shares.

(5)	Based on the statements on Schedule 13G filed with the SEC on February 27, 2008, The Vanguard Group Inc has sole voting power over 54,490 shares and sole dispositive power over 2,242,857 shares.

(6)	Consists of 1,056,831 shares owned by Mr. Benson, options to purchase 347,249 shares held by Mr. Benson exercisable within 60 days of January 5, 2009 and 65,048 SARs exercisable within 60 days of January 5, 2009.

(7)	Consists of 48,656 shares owned by Mr. Weller and options to purchase 48,000 shares held by Mr. Weller exercisable within 60 days of January 5, 2009.

(8)	Consists of 11,800 shares owned by Mr. Herickhoff and options to purchase 84,000 shares held by Mr. Herickhoff exercisable within 60 days of January 5, 2009.

(9)	Consists of 17,700 shares owned by a partnership of which Mr. Christensen is a Trustee of the General Partner and options to purchase 72,000 shares held by Mr. Christensen exercisable within 60 days of January 5, 2009.

(10)	Consists of options to purchase 84,000 shares held by Mr. Garn exercisable within 60 days of January 5, 2009.

(11)	Consists of 6,000 shares owned by Mr. Malquist and options to purchase 72,000 shares held by Mr. Malquist exercisable within 60 days of January 5, 2009.

(12)	Consists of 2,700 shares owned by Mr. Dickinson and options to purchase 72,000 shares held by Mr. Dickinson exercisable within 60 days of January 5, 2009.

(13)	Consists of 4,000 shares owned by Mr. Fisher and options to purchase 48,000 shares held by Mr. Fisher exercisable within 60 days of January 5, 2009.

(14)	Consists of 46,276 shares owned by Mr. Hatfield, options to purchase 84,880 shares held by Mr. Hatfield exercisable within 60 days of January 5, 2009 and 82,739 SARs exercisable within 60 days of January 5, 2009.

(15)	Consists of 13,528 shares owned by Mr. Lawless, options to purchase 125,000 shares held by Mr. Lawless exercisable within 60 days of January 5, 2009 and 12,478 SARs exercisable within 60 days of January 5, 2009.

(16)	Consists of 16,100 shares owned by Mr. Gehrmann, options to purchase 52,683 shares held by Mr. Gehrmann exercisable within 60 days of January 5, 2009 and 10,938 SARs exercisable within 60 days of January 5, 2009.

(17)	Consists of 40,747 shares owned by Mr. Stewart, options to purchase 20,000 shares held by Mr. Stewart exercisable within 60 days of January 5, 2009 and 9,864 SARs exercisable within 60 days of January 5, 2009.

(18)	Consists of 1,296,224 shares issued and outstanding, options to purchase 1,208,945 shares exercisable within 60 days of January 5, 2009 and 192,608 SARs exercisable within 60 days of January 5, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us with respect to fiscal 2008 and on representations that no other reports were required, we believe that during the 2008 fiscal year all applicable Section 16(a) filing requirements were met, except that Messrs. Fisher, Garn, Herickhoff and Weller each filed one Form 4 after the due date for that form.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Management and Others

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which we and our subsidiaries are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related persons. Our Code of Ethics and Business Conduct, which is available on our website at www.headwaters.com, prohibits our employees, including our executive officers, from engaging in specified activities without prior approval. These activities typically related to conflicts of interest situations where an employee may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year.

Our Board of Directors has responsibility for reviewing and approving or ratifying related person transactions as defined under SEC regulations to the extent not delegated to another committee of the Board. In addition, the Board annually determines the independence of directors based on a review by the directors and the Nominating and Governance Committee as described under “Corporate Governance—Board of Directors Independence” above. The Compensation Committee reviews and approves compensation arrangements for the executive officers and directors.

We believe that these policies and procedures collectively assure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified. Each of the transactions disclosed below has been reviewed and approved or ratified by our Board of Directors and we believe that the terms of each of these transactions are no less favorable to us than we could obtain from an unaffiliated party.

Transactions with Related Persons

Insurance Benefits. We purchase certain insurance benefits for our employees from various insurance companies where Wansutter Employee Benefits LLC acts as broker and Mr. Weller, a director, is a principal. Providers of insurance services to us paid Wansutter commissions totaling $198,290 in fiscal 2006, $191,900 in fiscal 2007 and $176,840 in fiscal 2008.

Eldorado Stone Product. Eldorado Stone, one of our subsidiaries, purchases product from an entity located in Mexico in which Mr. Lewis, who was an executive officer until November 2007, has a minority ownership interest. Costs incurred for materials purchased from this entity were approximately $16,158,000 in fiscal 2006, $14,557,000 in fiscal 2007 and $10,174,000 in fiscal 2008.

SCP. We agreed to pay an earn-out to the sellers of SCP, a subsidiary company acquired in 2004, if a specified earnings target was exceeded during the 12 months ended December 31, 2005 (the earn-out period). The earn-out achieved totaled $9,500,000 and was recorded as additional goodwill. It was paid in 2006 to the former owners of SCP, including Mr. Lents, who was an executive officer of Headwaters during part of fiscal 2007. Also, a majority of SCP’s transportation needs are provided by a company, two of the principals of which are related to Mr. Whisnant, an officer of SCP. Costs incurred were approximately $5,922,000 in fiscal 2006, $5,730,000 in fiscal 2007 and $7,789,000 in fiscal 2008.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

The Board of Directors is divided into three classes, currently comprised of two Class III directors, whose terms will expire at this annual meeting and who are standing for election at this annual meeting; three Class I directors whose terms will expire at the annual meeting in 2010 and three Class II directors, whose terms will expire at the 2011 annual meeting.

Nominees for Election as Directors

At the time of the annual meeting, the Board will consist of eight members: Kirk A. Benson, R Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E. J. “Jake” Garn, James A. Herickhoff, Malyn K. Malquist and Raymond J. Weller. At the annual meeting, the stockholders will elect two Class III directors to serve until the 2012 annual meeting, or until their successors are duly elected and qualified.

The Board proposes that the two individuals listed below as Class III nominees (each a current Class III director) be elected as Class III directors. The nominees have consented to serve if elected to the Board. In the event that one or more of the nominees is unable to serve as director at the time of the annual meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted FOR such substitute nominee(s) as shall be designated by the Board to fill the vacancy or vacancies.

The names of the Class III nominees, together with certain information about them, are set forth below:

Name	Age	Position with Headwaters	Director Since
Blake O. Fisher, Jr.	64	Director	2004
James A. Herickhoff	66	Vice Chairman and Director	1997

Blake O. Fisher, Jr. has served as a Director of Headwaters since November 2004. Mr. Fisher is currently involved in management and financial consulting to the telecommunications and utility industries. He is a consultant on financial issues to the USDA on Rural Utilities Service’s broadband program. From May 2004 until December 2004 he served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. In May 2002, Mr. Fisher retired from McLeod USA, a telecommunications provider. From February 1996 to May 2002, he held senior management positions with McLeod USA, initially as Chief Financial Officer, then President of the company’s Western region and as Chief Development Officer. From 1991 until February 1996 Mr. Fisher was Chief Financial Officer of IES Industries, an energy holding company. Prior to that Mr. Fisher spent 23 years in several management positions with Consumer Power Company, headquartered in Michigan. Mr. Fisher received B.S. and M.S. degrees in Industrial Engineering from the University of Michigan. Mr. Fisher became a director of inContact, Inc. in 2004 and currently serves as chairman of the Governance Committee and is also on the Audit and Compensation Committees of that company.

James A. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is the Chief Executive Officer, President and a Principal of American Talc Company, the second largest producer of talc products in the United States. Mr. Herickhoff has served as an officer of this company or its predecessor since 2000. From 1987 to 1994, he served as President of Atlantic Richfield Company’s (ARCO’s) Thunder Basin Coal Company. Mr. Herickhoff has over 30 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO’s underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations, and became a director of Raser Technologies, Inc. in 2005 and currently serves as chairman of the Governance Committee and is also on the Audit and Compensation Committees of that company. Mr. Herickhoff received a Bachelor degree in 1964 from St. John’s University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

Directors Not Standing for Election

The names of the directors who are not standing for election at the annual meeting are R Sam Christensen, William S. Dickinson, and Malyn K. Malquist, Class I directors whose terms expire in 2010, and Kirk A. Benson, E. J. “Jake” Garn, and Raymond J. Weller, Class II directors whose terms expire in 2011. Information about these directors is set forth below.

Class I directors:

Name	Age	Position with Headwaters	Director Since
R Sam Christensen	60	Director	2003
William S. Dickinson	74	Director	2003
Malyn K. Malquist	56	Director	2003

R Sam Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing Black Bear Ventures LP, a private investment firm, and evaluating new business opportunities. Prior to 1996, Mr. Christensen was Chairman and majority owner of Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond Holdings, Inc. was subsequently sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where, he spent nearly ten years. His final assignment, before resigning, was managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972. Mr. Christensen is a Certified Public Accountant.

William S. Dickinson has served as a Director of Headwaters since January 2003. From 1972 to 1994, Mr. Dickinson worked for Arco Products Co. and Arco Technology and Engineering, most recently as Vice President of Engineering and Technology (from 1988 to 1994), at which time he retired and has been involved in various projects as a consultant. In his most recent position with Arco, Mr. Dickinson was responsible for engineering and process development for the Arco refineries. In prior years, he was responsible for, among other things, the sale of all natural gas produced by Arco, the engineering and construction of all new oil production facilities in Alaska and the lower 48 states, and managed annual budgets in the range of $100 million to $300 million. Mr. Dickinson graduated from Yale University in 1956 with a B.S. in Chemical Engineering.

Malyn K. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist is Executive Vice President of Avista Corp., an energy utility in the Pacific Northwest. Mr. Malquist has been with Avista Corp since September 2002, and served as the Chief Financial Officer for almost six years. Mr. Malquist has 30 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President-Finance and Treasurer. Mr. Malquist received BA and MBA degrees from Brigham Young University.

Class II directors:

Name	Age	Position with Headwaters	Director Since
Kirk A. Benson	58	Chairman and Chief Executive Officer	1999
E. J. “Jake” Garn	76	Director	2002
Raymond J. Weller	63	Director	1991

Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation’s largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

E. J. “Jake” Garn has served as a Director of Headwaters since January 2002. Mr. Garn is a former United States Senator from the state of Utah. From 1993 to 1999, Mr. Garn served as Vice Chairman of Huntsman Corporation, a large Utah-based chemical company. From 1993 until December 2006, Mr. Garn served as a director of Morgan Stanley Funds and at the present time serves as a director of the following entities: United Space Alliance, Franklin Covey, NuSkin International, BMW Bank of NA and Escrow Bank, USA. Mr. Garn had a long and distinguished career in national politics. Mr. Garn entered politics in 1967 when he was elected to the Salt Lake City (Utah) Commission. He was elected mayor of Salt Lake City in 1971 and to the United States Senate in 1974. He served as chairman of the Senate Banking, Housing and Urban Affairs Committee and as a member of the Senate Appropriations Committee. Senator Garn was re-elected to the Senate in 1980 and again in 1986, retiring in 1992.

Raymond J. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been President of WanSutter Employee Benefits LLC, a Utah-based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay.

Your Board of Directors unanimously recommends a vote FOR the election of Messrs. Fisher and Herickhoff.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENTS TO LONG TERM INCENTIVE COMPENSATION PLAN

The Board of Directors recommends stockholder approval of amendments to our Long Term Incentive Compensation Plan (LTIP), which include an increase in the number of shares of common stock issuable under the LTIP by 700,000, from 1,500,000 shares to 2,200,000 shares. As of November 30, 2008, a total of 1,241,141 of the shares originally issuable under the LTIP have been issued or are issuable under outstanding grants made to participants. The 700,000 shares increase represents approximately 1.7% of our 42,333,376 total outstanding shares as of the record date of January 5, 2009. During fiscal 2008, we made grants totaling 996,239 shares under the LTIP, most of which are issuable in the future, subject to satisfaction of participant vesting requirements. In addition to the proposed issuable share increase, the amendments also impose restrictions in certain circumstances on the reuse of shares previously granted under the LTIP, increase the rate of authorized share usage for full value awards compared to other equity-based awards, include members of the Board of Directors as eligible LTIP participants, and eliminate the minimum service vesting period for awards.

In December 2008, the Board of Directors approved amendments to the LTIP, subject to stockholder approval, as follows:

•

The amendments increase the aggregate number of shares available for grant to participants in the LTIP by 700,000 shares, in order to have adequate shares available for potential future equity-based awards.

•

The amendments provide that shares subject to an award under the LTIP may not again be made available for issuance under LTIP if such shares are: (i) shares that were subject to a stock-settled stock appreciation right (“SAR”) and were not issued upon the net settlement or net exercise of such SAR, (ii) shares delivered to or withheld by Headwaters to pay the exercise price of an option, (iii) shares delivered to or withheld by Headwaters to satisfy tax withholding obligations in connection with an award, or (iv) shares repurchased on the open market by Headwaters with the proceeds of an award.

•

The amendments change how full value award shares are counted against the authorized LTIP shares. Restricted stock, restricted stock units, performance stock, and other full value awards will reduce the authorized LTIP shares by 1.5 shares for each share subject to an award.

•	The amendments change the LTIP definition of a Participant eligible to receive awards to include members of the Board of Directors.

•

The amendments give the Compensation Committee discretion to establish award vesting requirements by eliminating the LTIP requirement that stock and cash bonus awards (other than EVA awards) be subject to three year minimum service vesting, with vesting in each of the first two years of the vesting period for such awards not to exceed one-third of the total award.

The Board of Directors believes that it is in our best interests to be able to continue to provide a means by which our employees, officers and directors can receive financial incentives to strive for long-term creation of stockholder value while recognizing that certain administrative restraints may help reduce stockholder dilution. The proposed amendments will provide additional LTIP shares for future equity-based grants to eligible participants, including directors, and allow for flexible award vesting periods, while imposing restrictions on share recycling and increasing the rate of reduction in authorized shares in cases of full value awards.

We describe the material terms of the LTIP below, which is qualified in its entirety by the specific language of the LTIP. A copy of the amended and restated LTIP is included as Annex A to this proxy statement. Alternatively, a copy of the LTIP is available without charge upon stockholder request to: Sharon Madden, Vice President of Investor Relations, Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, UT 84095.

Description of LTIP

Purpose of the LTIP. The purpose of the LTIP is to promote the success of Headwaters Incorporated and its subsidiaries by providing financial incentive for employees, officers, and directors to strive for long-term creation of stockholder value. The LTIP provides long-term incentives to managers of Headwaters and its subsidiaries who are able to contribute towards the creation of or have created stockholder value by providing them stock appreciation rights, restricted stock, stock options and other stock and cash incentives. Key strategic objectives in our compensation program are to closely align management’s interests with the long-term interests of our stockholders, and to encourage managers to behave like owners of the business by rewarding them when stockholder value is created. We believe that by allowing Headwaters to continue to offer long-term performance-based compensation through the LTIP, Headwaters will continue to be able to attract, motivate, and retain experienced and highly qualified employees, officers and directors who will contribute to Headwaters’ financial success.

Term of the Plan. The LTIP became effective upon stockholder approval in 2005, and provides that no further awards under the LTIP may be made on or after March 1, 2015, the tenth anniversary of the approval of the LTIP.

Authorized Shares. As amended by Proposal No. 2, the total number of shares of Common Stock available for delivery pursuant to awards under the LTIP over its entire term is 2,200,000 (subject to the adjustment provisions discussed below), which represents approximately 5.2% of Headwaters’ common shares currently outstanding.

Administration. The LTIP is administered by the Compensation Committee which is appointed by the Board and which consists of at least two members of the Board who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations promulgated thereunder. The Compensation Committee has the sole discretion and authority to administer and interpret the LTIP.

Participation. Full-time employees of Headwaters and its subsidiaries, and as amended by Proposal No. 2, members of the Board of Directors of Headwaters are eligible to participate in the LTIP. Participants in the LTIP are selected based on their roles and responsibilities in the performance of Headwaters and are subject to the approval of the Compensation Committee.

Types of Awards. The LTIP authorizes the grant of several types of awards, including incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards, and other performance awards.

Vesting of LTIP Awards. As amended by Proposal No. 2, the Compensation Committee has the discretion to establish minimum vesting requirements that must be followed for awards under the LTIP. In addition, the Compensation Committee has discretion to accelerate the vesting of the LTIP awards in the event of a Change in Control of Headwaters (as defined in the LTIP).

Annual Limit on Total Grants of Restricted Stock, Restricted Stock Units and Performance Stock. The Restricted Stock, Restricted Stock Units and Performance Shares granted under the LTIP in any one calendar year shall not relate to more than 300,000 shares of Common Stock in the aggregate, provided, that any portion of such 300,000 share limit not reserved for grants of Restricted Stock, Restricted Stock Units or Performance Shares made in any calendar year beginning in 2005, shall be added to the 300,000 share limit for subsequent calendar years.

Maximum Award. No Participant may receive in any calendar year: (i) stock options relating to more than 500,000 shares; (ii) restricted stock or restricted stock units that are subject to the attainment of performance goals (as described below) relating to more than 500,000 shares; (iii) SARs relating to more that 500,000 shares; or (iv) performance shares relating to more than 500,000 shares. The maximum cash payment that may be made to a single Participant under a single Performance Unit, EVA Award or other cash award in any calendar year shall not exceed $20,000,000.

Stock Options

ISOs and NSOs. ISOs and NSOs are both stock options allowing the recipient to purchase a fixed number of shares of our Common Stock for a fixed price. Under the LTIP, the exercise price of any option must be not less than the fair market value, as defined in the LTIP, of our Common Stock on the grant date. The LTIP permits the Compensation Committee to include various terms in the options in order to enhance the linkage between stockholder and management interests. The LTIP provides that the term of any option granted may not exceed ten years and that each option may be exercised for such period as may be specified by our Compensation Committee in the grant of the option.

Fair Market Value. For purposes of the LTIP, the fair market value of our common stock will mean the closing sale price of our common stock at four o’clock p.m. (Eastern Time), on the principal United States national stock exchange on which the common stock of the Company is traded, as determined by the Committee, or, if the common stock shall not have been traded on such date, the closing sale price on such stock exchange on the first day prior thereto on which the common stock was so traded, or, if the common stock is not traded on a United States national stock exchange, such other amount as may be determined by the Compensation Committee by any fair and reasonable means. The fair market value determined by the Committee in good faith shall be final, binding and conclusive on all parties.

Stock Appreciation Rights. SARs constitute the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of Headwaters’ Common Stock on the exercise date. The exercise price of a SAR must be no less than the fair market value of our Common Stock on the grant date. SARs may be granted alone or in tandem with options. SARs granted in tandem with options must have an exercise price equal to the exercise price per share of the related options. The exercise of all or a portion of a SAR granted with a related option results in the forfeiture of all or a corresponding portion of the related option, and vice versa.

No Discounted Stock Options. The LTIP prohibits the grant of a stock option with an exercise price less than the fair market value of our stock on the date of grant.

No Repricing. The LTIP prohibits the cancellation of any outstanding stock option for the purpose of reissuing the option to the Participant at a lower exercise price or any reduction in the option price of an outstanding option.

Transferability of Options. The LTIP does not permit the transfer of stock options under the LTIP.

Restricted Stock and Restricted Stock Units

Restricted stock consists of shares which are transferred or sold by Headwaters to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted stock units are the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Compensation Committee which include substantial risk of forfeiture and restrictions on their sale or other transfer by the Participant. The Compensation Committee determines the eligible Participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with Headwaters, the passage of time or other restrictions or conditions. Generally, the restricted stock and restricted stock units that are currently outstanding vest over three years after the date of grant.

Performance Based Awards

Performance Stock. A Participant who is granted performance stock has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Compensation Committee. The award of performance stock to a Participant will not create any rights in such Participant as a stockholder of Headwaters until the issuance of Common Stock with respect to an award.

Performance Units. A Participant who is granted performance units has the right to receive a payment in cash upon the attainment of performance goals specified by the Compensation Committee. The Compensation Committee may substitute actual shares of Common Stock for the cash payment otherwise required to be made pursuant to a performance unit award.

Qualified Performance Based Awards. Section 162(m) of the Code generally places a $1,000,000 annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is an employee who is, on the last day of the company’s taxable year in which the deduction would otherwise be claimed, the company’s chief executive officer or one of the three highest paid officers for that taxable year (other than the chief executive officer or the chief financial officer) named in its Summary Compensation Table. This limit does not apply to compensation that satisfies the applicable requirements for a performance-based compensation exception, one of which is that stockholders approve the material terms of the performance-based compensation. The LTIP incorporates the requirements for the performance-based compensation exception applicable to options and SARs, so that all such awards should qualify for the exception. In addition, our Compensation Committee may grant other awards designed to qualify for this exception. These awards are referred to as qualified performance-based awards.

These qualified performance-based awards must be made subject to the achievement of objective performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of (and changes in the price of) Headwaters Common Stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders.

The Compensation Committee may also elect to apply performance business criteria based on a long-term economic value added formula which takes into account the following business criteria in the bonus calculation: net operating profit after taxes, as adjusted to eliminate the effect of non-economic elements of generally accepted accounting principles, (“NOPAT”), less the weighted average cost of capital employed during the year (“Employed Capital”). The Committee shall have the discretion to adjust NOPAT to include or exclude: (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases.

In all other respects, the Performance Criteria to be applied under the LTIP shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report. Any performance criteria may be used to measure the performance of Headwaters as a whole or any business unit of Headwaters and may be measured relative to a peer group or index. The achievement of these goals may be determined without regard to the effect of specified unusual events, such as extraordinary, unusual or non-recurring items of gain or loss, gains or losses on the disposition of a business, changes in tax or accounting regulations or laws, or the effect of a merger or acquisition, as determined by the Compensation Committee in connection with the establishment of the goals. The Compensation Committee may impose other conditions, such as continued employment, for qualified performance-based awards to be earned, vested or payable. The Compensation Committee also has the authority to reduce but not increase the payouts on performance based awards or limit (but not waive) the actual performance-based vesting of such awards in its sole discretion.

Other Awards

Stock Awards. The Compensation Committee may award shares of Common Stock to Participants without payment therefore, as additional compensation for service to Headwaters or a subsidiary. Stock awards may be subject to other terms and conditions, which may very from time to time and among employees, as the Compensation Committee determines to be appropriate.

Cash Awards. In addition to the various types of equity-based awards described above, the LTIP permits our Compensation Committee to grant cash awards, subject to such terms and conditions, if any, as it determines, such as requiring continued employment or continued service or performance conditions.

General Plan Provisions

Adjustment Provisions. If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares available for Awards, the maximum number of shares which may be subject to an award in any calendar year and the number of shares subject to outstanding Awards, and the price of each of the foregoing, as applicable, will be equitably adjusted by the Compensation Committee in its discretion. In the event of any merger, consolidation, or reorganization of Headwaters with or into another corporation which results in Headwaters’ outstanding Common Stock being converted into or exchanged for different securities, cash, or other property, there shall be substituted on an equitable basis as determined by the Compensation Committee, for each share of Common Stock subject to an Award, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of Headwaters are entitled pursuant to the transaction.

Substitution and Assumption of Awards. Without affecting the number of shares reserved or available under the LTIP, either the Board or the Compensation Committee may authorize the issuance of Awards in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Headwaters or any subsidiary as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate.

Share Counting Rules. If an Award granted under the LTIP expires or is terminated, surrendered or canceled without having been fully exercised or if Restricted Stock, Restricted Stock Units, Performance Shares or SARs granted under the LTIP are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such awards will again be available for use under the LTIP. As amended by Proposal No. 2, shares subject to an award may not again be made available for issuance under LTIP if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares delivered to or withheld by Headwaters to pay the exercise price of an option, (iii) shares delivered to or withheld by Headwaters to satisfy tax withholding obligations in connection with an award, or (iv) shares repurchased on the open market by Headwaters with the proceeds of an award. As amended by Proposal No. 2, Restricted Stock, Restricted Stock Units, Performance Shares, and other full value awards will reduce the authorized LTIP shares by 1.5 shares for each share subject to an award.

Change of Control. The LTIP provides that in the event of a “Change in Control” then, except as otherwise provided in an award agreement under the LTIP:

•

The Compensation Committee, in its sole discretion, may (but shall not be required to) make all outstanding Stock Options and SARs fully vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units terminated, all performance goals deemed achieved at target levels and all other terms and conditions met, and deliver all Performance Stock, and pay out all Performance Units and Restricted Stock Units.

•

The Compensation Committee shall in its sole discretion determine the status of achievement of a particular target goal under the LTIP and shall specify an adjusted basic award based upon its determination of achievement of the performance goals under the Awards as of the Change in Control (“Change in Control Award”). A Change in Control Award shall be modified as follows and shall be paid 30 days after the consummation of the Change in Control. In the event of a Change in Control, all EVA awards or cash awards shall be paid on a pro-rated basis (as determined by the Committee) based on the portion of the Performance Goals achieved under the EVA Awards or cash Awards as of the date of the Change in Control, subject to the discretion of the Committee to reduce the EVA awards Any deferred award payments outstanding upon a Change in Control shall be paid 30 days after the Change in Control, subject to compliance with Section 409A of the Code.

For purposes of the LTIP, a “Change in Control” is defined as:

•

The acquisition by any person of beneficial ownership of 50% or more of either the outstanding shares of Common Stock or combined voting power of Headwaters, provided that a change of control shall not be deemed to have occurred as a result of any acquisition from Headwaters, any acquisition by Headwaters, a subsidiary or a Company-sponsored or maintained employee benefit plan;

•

The consummation by Headwaters of a merger, consolidation or any other corporate reorganization if persons who were not stockholders of Headwaters immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

•	The sale, transfer, or other disposition of all or substantially all of Headwaters’ assets.

Amendment and Termination of the LTIP. Each of the Compensation Committee and the Board of Directors has the right and power to amend the LTIP, provided, however, that the Compensation Committee and the Board of Directors may not amend the LTIP in a manner that would impair or adversely affect the rights of the holder of an award without the holder’s consent. No amendment of the LTIP shall be made without stockholder approval to the extent stockholder approval is expressly required under applicable rules and regulations of the SEC, the applicable rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange, and the rules and regulations of the Internal Revenue Service for plans intended to qualify for the performance-based exemption under Section 162(m) of the Code.

Summary of Certain Federal Income Tax Information

The following is only a brief summary of the effect of federal income taxation on the recipient of an award and Headwaters under the LTIP. This summary is not exhaustive and does not discuss the income tax laws of any municipality, state or country outside of the United States in which a recipient of an award may reside.

Incentive Stock Options. If an option granted under the LTIP is an ISO, the grantee will recognize no income upon grant of the ISO and will incur no tax liability upon exercise unless the grantee is subject to the alternative minimum tax. Headwaters will not be permitted a deduction for federal income tax purposes due to an exercise of an ISO regardless of the applicability of the alternative minimum tax, but may be entitled to a deduction upon a disqualifying disposition of the ISO shares. Upon the sale or exchange of the shares more than two years after grant of the ISO and one year after exercise by the grantee, any gain (or loss) will be treated as long-term capital gain (or loss). If these holding periods are not satisfied (i.e., a disqualifying disposition occurs), the grantee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. Headwaters will be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the grantee. Any gain (or loss) recognized on a disqualifying disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain (or loss).

Non-Statutory Stock Options. All options that do not qualify as ISOs are taxed as non-statutory options (“NSOs”). A grantee will recognize no income upon grant of an NSO. However, upon the exercise of an NSO, the grantee will recognize ordinary income measured by the excess of the fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation may be deferred unless the grantee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by a grantee who is also an employee of Headwaters will be subject to tax withholding by Headwaters. Upon the sale of such shares by the grantee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). Headwaters will be entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the grantee with respect to shares acquired upon exercise of an NSO.

Restricted Stock Awards. A recipient generally does not recognize taxable income on the grant of restricted stock, but does recognize ordinary income on the vesting date, or the date the recipient’s interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. Any dividends paid on the restricted stock before the vesting date are also taxable as compensation income upon receipt. However, a recipient may elect to recognize income upon the grant of restricted stock, rather than when the recipient’s interest is freely transferable and no longer subject to a substantial risk of forfeiture, equal to the fair market value of the shares on the date of the award. If the recipient makes this election, dividends paid with respect to the restricted shares that are paid currently (rather than held subject to forfeiture) will not be treated as compensation, but rather as dividend income, and the recipient will not recognize additional income when the restrictions applicable to the restricted stock lapse. The recipient will not be entitled to any deduction if, after making this election, he or she forfeits any of the restricted stock. If restricted stock is forfeited after this election is made, the recipient will not be entitled to a refund of the ordinary income tax paid on the restricted stock. Headwaters will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock, subject to the limitations of Section 162(m).

Restricted Stock Units. A recipient does not recognize taxable income on the grant of restricted stock units, but does recognize ordinary income when they vest, unless settlement of the units (whether in shares and/or cash) is deferred in accordance with the requirements of federal tax law. If these requirements are met, the recipient will recognize taxable income when the shares and/or cash are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of vesting or delivery, as applicable, plus the amount of cash payable or paid, as applicable. Any dividends paid on the restricted stock units are also taxable as compensation income upon vesting or payment, as applicable. Headwaters will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock units, subject to the limitations of Section 162(m).

Other Benefits. In the case of an exercise of a SAR or an award of performance stock, performance units, unrestricted Common Stock or cash, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, Headwaters will generally receive a federal tax income deduction in an amount equal to the ordinary income which the Participant has recognized.

Withholding. Headwaters shall retain the right to deduct or withhold, or require the recipient to remit to Headwaters, an amount sufficient to satisfy federal, state and local taxes, required by law or regulation to be withheld with respect to any taxable event as a result of the LTIP.

Change of Control and Parachute Payments. The accelerated vesting of awards upon a change of control could result in a Participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the Participant and the loss of a tax deduction to Headwaters.

Section 162(m) Limitations. Section 162(m) of the Code generally places a $1,000,000 annual limit on a company’s tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception. The LTIP is designed so that options and SARs qualify for this exemption, and it permits the Compensation Committee also to grant other awards designed to qualify for this exception. However, the Compensation Committee reserves the right to grant awards that do not qualify for this exception, and in some cases, including a Change of Control, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to Headwaters.

Further Information Regarding the LTIP. The foregoing is only a summary of the LTIP and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Annex A and is incorporated herein by reference. Stockholders are urged to read the LTIP in its entirety before casting their votes.

LTIP Benefits for Executive Officers and Others

Because future awards and payments under the LTIP will be subject to the Compensation Committee’s discretion as well as individual, divisional and company performance in the future, it is not possible to determine the payments that will be received under the LTIP by executive officers and other employees selected to participate. For illustrative purposes, the following table shows the benefits that were awarded in fiscal 2008 under the LTIP.

LTIP BENEFITS – FISCAL 2008

Name and Position	Potential Cash Awards ($) (1)	SAR and Option Grants (shares)	Restricted Stock Grants (shares)
Kirk A. Benson, Chief Executive Officer	1,627,500	195,144	39,978

Steven G. Stewart, Chief Financial Officer	246,795	29,592	6,062

William H. Gehrmann, III, President, Headwaters Resources, Inc.	0	32,813	6,722

Harlan M. Hatfield, Vice President, General Counsel and Secretary	193,617	23,216	4,756

John N. Lawless, III, President, Headwaters Construction Materials, Inc.	312,189	37,433	7,669

All executive officers as a group (6 persons)	2,668,845	352,820	72,280

All employees, including all current officers who are not executive officers	5,821,467	721,380	226,859

All non-executive directors as a group (7 persons)	0	48,000	0

(1)	Represents maximum cash payout if all individual, divisional and company performance goals are achieved.

Reasons for Adoption of the LTIP Amendments

The Board believes the proposed LTIP amendments to increase the authorized shares will enable the Compensation Committee to provide equity-based compensation with appropriate vesting requirements to attract, retain, and incent our full-time employees, officers and directors without resulting in excessive dilution to stockholder equity. We believe that equity-based compensation is important to help align management interests with the interests of stockholders and as an incentive for superior work that achieves business results. The amendments will restrict in certain circumstances the recycling of previously-awarded shares and will reduce the shares available under the Plan by 1.5 shares for each share represented by restricted stock, restricted stock units, performance stock, or other full value awards.

Stockholder Approval

The affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the amendments to the LTIP.

If stockholders do not approve the LTIP amendments, the presently remaining authorized shares will not be sufficient for meaningful equity-based incentives to employees, officers, and directors during 2009. The Compensation Committee will have limited flexibility under the plan to determine appropriate minimum service vesting requirements. In addition, there will be no restrictions on share recycling and full value awards will reduce authorized LTIP shares by one share (as opposed to 1.5 shares) for each share awarded.

Your Board of Directors unanimously recommends a vote FOR the Amendments to the Long Term Incentive Compensation Plan.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and the Board have appointed Ernst & Young LLP, certified public accountants, as auditors to examine the financial statements of Headwaters for fiscal 2009 and to perform other appropriate accounting services and are requesting ratification of such appointment by the stockholders.

Audit and Non-Audit Fees

The following table summarizes the fees paid or payable to Ernst & Young for services rendered for the fiscal years ended September 30, 2007 and 2008. Audit fees include the cost of our annual audit and audits of our subsidiaries including Ernst & Young’s assessment of internal control over financial reporting, plus the costs of quarterly reviews, SEC filings requiring the consents of our independent auditor, and comfort letters provided to underwriters. Audit-related fees in 2007 consisted of due diligence work related to a potential acquisition and audit procedures related to carve-out financial statements of a subsidiary company. Audit-related fees in 2008 consisted of audit procedures related to carve-out financial statements of subsidiary companies. Tax fees in 2007 and 2008 consisted primarily of consultations regarding legal entity structures. All other fees in 2007 consisted of fees for a tax conference. All other fees in 2008 consisted primarily of a subscription to Ernst & Young’s online accounting research library. The Audit Committee approved 100% of the fees for both 2007 and 2008.

	Fiscal Year 2007	Fiscal Year 2008
Audit fees	$2,045,371	$1,579,545
Audit-related fees	347,626	911,815
Tax fees	12,990	25,495
All other fees	140	3,000

Total	$2,406,127	$2,519,855

The Audit Committee is informed of and approves all services Ernst & Young provides. The Audit Committee pre-approves the annual audit fee, tax services, and non-routine SEC filing reviews, as well as the fees for all large projects that are expected to cost more than $50,000. In addition, it has pre-approved $100,000 for routine accounting consultations related to items such as new accounting pronouncements, routine SEC filings requiring consents, and routine tax consultations. Upon performance of such services, the Audit Committee is informed of and approves the matters to which such consultations relate. Upon approval by the Audit Committee of these matters, the amount invoiced for the services performed is added back to the pre-approved $100,000 limit.

The affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the annual meeting and entitled to vote is required.

If stockholders do not ratify the appointment of Ernst & Young, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year. A representative of Ernst & Young is expected to attend the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Your Board of Directors unanimously recommends a vote FOR ratification of Ernst & Young LLP as Headwaters’ independent auditors.

*        *        *

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

Headwaters Incorporated

By Order of the Board of Directors,

/s/ HARLAN M. HATFIELD
Harlan M. Hatfield
Secretary

ANNEX A

HEADWATERS INCORPORATED

AMENDED AND RESTATED

LONG TERM INCENTIVE COMPENSATION PLAN

Effective 3 March 2009

1.	PURPOSES

The purposes of this Long Term Incentive Compensation Plan are to promote the long-term success of Headwaters Incorporated and its subsidiaries and to provide financial incentives to members of the Board, officers, and employees of Headwaters Incorporated and its subsidiaries to strive for long-term creation of stockholder value. The Plan provides long-term incentives to members of the Board, officers, and employees of the Company and its subsidiaries who are able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives.

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)	“Award” means an incentive award as described in Section 5(a).

(b)	“Board” means the Board of Directors of the Company.

(c)	“Change in Control” means:

(i)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(ii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)	Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iii), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d)	“Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.

(e)	“Chief Financial Officer” or “CFO” means the Chief Financial Officer of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board unless another committee comprised of members of the Board is designated by the Board to oversee and administer the Plan, provided, that the Committee shall consist of two or more members of the Board as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(i)	the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;

(ii)	the rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange; and

(iii)	the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code.

(h)	“Company” means Headwaters Incorporated, a Delaware corporation.

(i)	“Covered Employee” shall have the meaning given that term by Section 162(m) of the Code and income tax regulations promulgated thereunder.

(j)	“Disability” means a physical or mental medical condition that prevents the Participant from performing the duties of his or her position with the Company and is likely to last at least twelve months or result in death, as determined by the Committee in its sole discretion.

(k)	“EVA Award” means the award described in Section 11.

(l)	“Exchange Act” means the federal Securities Exchange Act of 1934, as amended.

(m)	“Fair Market Value” means, with respect to the common stock of the Company, the closing sale price of such common stock at four o’clock p.m. (Eastern Time), on the principal United States national stock exchange on which the common stock of the Company is traded, as determined by the Committee, or, if the common stock shall not have been traded on such date, the closing sale price on such stock exchange on the first day prior thereto on which the common stock was so traded, or, if the common stock is not traded on a United States national stock exchange, such other amount as may be determined by the Committee by any fair and reasonable means. Fair Market Value determined by the Committee in good faith shall be final, binding and conclusive on all parties.

(n)	“Incentive Stock Option” means an option to purchase the stock of the Company as described in Section 422 of the Code.

(o)	“LTIPA” means an agreement establishing the terms and conditions for an Award granted under the Plan, including any applicable performance goals.

(p)	“Nonstatutory Stock Option” means an option to purchase the stock of the Company which is designated not to be an Incentive Stock Option.

(q)	“Participant” means, subject to the provisions of Section 11 with respect to EVA Awards, a full-time employee of the Company who meets the requirements of Section 4(b) or a member of the Board.

(r)	“Performance Stock” means the award described in Section 9.

(s)	“Performance Unit” means the award described in Section 10.

(t)	“Plan” means this Headwaters Incorporated Long Term Incentive Compensation Plan.

(u)	“Restricted Stock” means the award described in Section 8.

(v)	“Restricted Stock Unit” means the award described in Section 8.

(w)

“Service” means that the Participant’s service with the Company or an affiliated entity, whether as an employee, consultant or member of the Board, is not interrupted or terminated. The Participant’s Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Company or an affiliated entity as an employee, consultant or member of the Board or a change in the entity for which the Participant renders such service, provided, that there otherwise is no interruption or termination of the Participant’s Service. For example, a change in status from an employee of the Company to a consultant of an affiliate or a member of the Board will not constitute an interruption of Service. The Committee, in its sole discretion, may determine whether Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

(x)	“Stock Appreciation Right” or “SAR” means the award described in Section 7.

(y)	“Stock Option” means the award described in Section 6, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, as determined by the Committee.

(z)	“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates (as defined in Section 424 of the Code).

3.	POWERS AND ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other Awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. The Committee may take action by a meeting in which a quorum of the Committee is present. The meeting may be in person, by telephone or in such other manner in which the members of the Committee participating in the meeting may communicate directly with each other. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in a writing signed by all the Committee members.

The Committee shall have the authority to reduce (but not increase) the payouts on such Awards and the Committee shall have the authority to limit (but not waive) the actual performance-based vesting of such Awards, in both cases in its sole discretion. The Committee may prescribe rules and procedures for the administration of the Plan and shall have the authority to delegate ministerial duties to agents for the Committee (and allocate responsibilities among the agents appointed by the Committee for the performance of the ministerial duties) in the administration of the Plan.

4.	ELIGIBILITY AND PARTICIPATION

(a)	Eligibility. Only employees of the Company and its subsidiaries or members of the Board designated by this Plan or selected by the Committee to participate in the Plan shall be eligible to participate in the Plan.

Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by the Company shall be a subsidiary for purposes of the Plan.

(b)

Participation. The members of the Board, CEO and the CFO shall participate in the Plan and their Awards and rights under the Plan shall be determined by the Committee. In addition, each year the CEO shall present to the Committee a list of employees of the Company or its subsidiaries that the CEO recommends be designated as Participants for an upcoming Performance Period (or a concurrent Performance Period with respect to a newly hired employee of the Company or a subsidiary of the Company), proposed Awards to such employees, and proposed terms for the LTIPAs for the proposed Awards to such employees. In addition, the CEO may present recommended amendments to any existing LTIPAs, and the proposed Phase Level advancement for existing LTIPAs with respect to EVA Awards. The Committee shall consider the CEO’s recommendations and shall determine the Awards, if any, to be granted and the terms of the LTIPAs for such Awards, any amendments to existing LTIPAs (subject to the restrictions on the authority granted to the Committee in Section 3), and Phase Level advancements.

Designation of an employee as a Participant for any Performance Period shall not require the Committee to designate that person to be a Participant or to receive an Award in any Performance Period or to receive the same type or amount of Award as granted to the Participant in such year. Grants of Awards to Participants need not be of the same type or amount and may have different terms. Employment with the Company or its subsidiary prior to completion of or during a Performance Period does not entitle the employee to participate in the Plan or vest in any interest in any Award under the Plan.

The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

5.	AWARDS AVAILABLE

(a)	Types of Awards. The Awards available under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, EVA Awards, and other stock or cash awards, as described below.

(b)	Shares Available under the Plan. There is hereby reserved for issuance under the Plan an aggregate of two million two hundred thousand (2,200,000) shares of the Company common stock. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by the Company. All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options. Notwithstanding anything else contained in this Section 5 the total number of shares of the common stock of the Company that may be issued under the Plan for Awards other than cash Awards shall not exceed a total of 2,200,000 shares (subject to adjustment in accordance with Sections 16 and 17).

(c)	Annual Limit on Total Grants of Restricted Stock, Restricted Stock Units and Performance Stock. Notwithstanding any else in this Section 5, the Restricted Stock, Restricted Stock Units and Performance Shares granted under the Plan in any one calendar year shall not relate to more than 300,000 shares of Common Stock in the aggregate, provided, that any portion of such 300,000 share limit not reserved for grants of Restricted Stock, Restricted Stock Units or Performance Shares made in any calendar year beginning in 2005, shall be added to the 300,000 share limit for subsequent calendar years.

(d)	Reversion of Shares. If any Award expires, is terminated, surrendered, or forfeited, expires unexercised, is settled in cash in lieu of Common Stock or, subject to the terms of this Plan, is exchanged for other Awards, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares delivered to or withheld by the Company to pay the exercise price of an option, (iii) shares delivered to or withheld by the Company to satisfy tax withholding obligations in connection with an Award, or (iv) shares repurchased on the open market by the Company with the proceeds of an Award.

(e)	Limits on Individual Grants. Under the Plan, no Participant may receive in any calendar year (i) Stock Options relating to more than 500,000 shares, (ii) Restricted Stock or Restricted Stock Units that are subject to the attainment of Performance Goals below hereof relating to more than 500,000 shares, (iii) Stock Appreciation Rights relating to more than 500,000 shares, or (iv) Performance Stock relating to more than 500,000 shares. Under the Plan, the maximum cash payment that may be made to a single Participant in any calendar year under a Performance Unit Award, an EVA Award or other cash Award shall not exceed $20,000,000.

(f)	Adjustments. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Sections 16 and 17 hereof.

(g)	Share Usage Ratio for Full Value Awards. The shares available for issuance under the Plan shall be reduced by 1.5 shares for each share represented by Restricted Stock, Restricted Stock Units, Performance Stock or other full value Awards. When a Stock Appreciation Right that is settled for shares upon exercise, the number of shares subject to the Award agreement shall be counted against the number of shares available for issuance under the Plan as one (1) share for every share subject thereto, regardless of the number of shares used to settle the Stock Appreciation Right upon exercise. All other Awards will reduce the shares available for issuance under the Plan by one (1) share for every share subject thereto.

6.	STOCK OPTIONS

(a)	Grant of Stock Options. Stock Options may be granted to Participants by the Committee, at any time as determined by the Committee.

(b)	Terms of Stock Options. The Committee shall determine the terms and conditions of each Stock Option, the number of shares subject to the Stock Option, and whether the Stock Option is an Incentive Stock Option or a Nonstatutory Stock Option. The option price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Company’s common stock on the date the Stock Option is granted. Notwithstanding the foregoing, a Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)	Term of Stock Options. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant.

(d)	Exercisability of Stock Options. Each Stock Option shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any Stock Option, shall be payable to the Company in full by (i) cash payment or its equivalent, (ii) tendering previously acquired shares (held for at least six months to the extent necessary to avoid any variable accounting on such option) or purchased on the open market and having a Fair Market Value at the time of exercise equal to the option price, or certification of ownership of such previously-acquired shares, (iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company, and (iv) such other methods of payment as the Committee, at its discretion, deems appropriate, provided, that payment of the common stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

Except as otherwise provided in a LTIPA, in the event the Service of a Participant holding a Stock Option terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Stock Option (to the extent that the Participant was entitled to exercise such Stock Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Service (or such longer or shorter period specified in the LTIPA for such Stock Option), or (ii) the expiration of the term of the Stock Option as set forth in the LTIPA. If, after termination, the Participant does not exercise his or her Option within the time specified in the LTIPA, the Stock Option shall thereafter terminate.

(e)	Vesting. Subject to the provisions of Sections 5(f), 16 and 24, the total number of shares of Common Stock subject to a Stock Option shall be subject to the following vesting provisions of this Subsection 6(e):

(i)	The total number of shares of Common Stock subject to a Stock Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.

(ii)	The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate.

(iii)	The vesting provisions of individual Stock Options may vary.

(iv)	The provisions of this Subsection 6(e) are subject to any Stock Option provisions governing the minimum number of shares of Common Stock as to which a Stock Option may be exercised.

(f)	Incentive Stock Option Requirements. Stock Options granted under the Plan as Incentive Stock Options shall have such terms as required by Sections 422 of the Code for an Incentive Stock Option, including, but not limited to, the following terms in this Section 6(f).

(i)	Incentive stock options shall be granted only to employees of the Company or its subsidiary.

(ii)	The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted or one hundred ten percent (110%) in the case of a grant of an Incentive Stock Option to a Ten Percent Shareholder. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(iii)	The maximum term of an Incentive Stock Option shall be ten years from the date of grant provided that the maximum term of an Incentive Stock Option granted to a Ten Percent Shareholder shall be five years from the date of grant of the Incentive Stock Option.

(iv)	To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its affiliated corporations) exceeds one hundred thousand dollars ($100,000), the Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(v)	The maximum number of shares which may be issuable pursuant to the exercise of Incentive Stock Options shall not exceed 1,500,000.

(e)	No Repricings Permitted. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the Stock Option to the Participant at a lower exercise price or reduce the option price of an outstanding Stock Option.

7.	STOCK APPRECIATION RIGHTS

(a)	Stock Appreciation Rights may be granted to Participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options, at any time when the Company is subject to fair value accounting.

(b)

The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the Fair Market Value of the Company’s common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines to apply to the SAR; provided, however, that the term of the SAR shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces.

(c)	Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a share of common stock of the Company on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee, except in the case of a substitute SAR which may be made only in stock.

8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock and Restricted Stock Units may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any or both of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or

(b)	a requirement that the holder forfeit (or in the case of shares or units sold to the Participant resell to the Company at cost) such shares or units in the event of termination of employment during the period of restriction.

All restrictions shall expire at such times as the Committee shall specify.

9.	PERFORMANCE STOCK

The Committee shall designate the Participants to whom long-term performance stock “Performance Stock”) is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each award of Performance Stock shall entitle the Participant to a payment in the form of shares of common stock of the Company upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a Participant pursuant to a Performance Stock award.

10.	PERFORMANCE UNITS

The Committee shall designate the Participants to whom long-term performance units (“Performance Units”) are to be awarded and determine the number of units and the terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each Performance Unit award shall entitle the Participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Unit Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Unit Awards upon satisfaction of any performance goal by any Participant who is a

Covered Employee and the maximum amount earned by a Covered Employee in any calendar year may not exceed $20,000,000. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit award.

11.	EVA AWARDS

(a)	Definitions. The following terms shall have the meanings given them below in this Section 11 for purposes of the EVA Awards granted under the Plan.

(1)	“Adjusted Basic Award” means the Basic Award adjusted by the percentage completion of a Target Goal.

(2)	“Annual Review” means the annual review by the Committee of each LTIPA entered into under the Plan. The review will determine the Phase Level attainment by the Participant, any proposed changes to the LTIPA, evaluate the Participant’s performance during the Performance Period and provides the basis for the Committee’s determination of an individual Award.

(3)	“Basic Award” means that monetary value set forth in the LTIPA that could form the basis of the Award that may be achieved upon full attainment of the Target Goal.

(4)	“EVA” means the net operating profit after taxes, as adjusted to eliminate the effect of non-economic elements of generally accepted accounting principles, (“NOPAT”), less the weighted average cost of capital employed during the year (“Employed Capital”). The Committee shall have the discretion to adjust NOPAT to include or exclude: (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report.

(5)	“EVA Unit” means the designated unit of EVA identified in the LTIPA.

(6)	“Payment Cycle” shall mean that period of time over which an Award, if earned, may be paid.

(7)	“Phase Level” means the level of attainment achieved during a Performance Period towards accomplishment of a Target Goal. The Phase Level shall be determined annually by the Committee based on recommendations from the CEO and is a factor in determining the Award.

(8)	“Performance Period” means a period of time designated in the LTIPA during which performance under the Plan will be measured and may be a period of at least one year and up to ten years in length and which may overlap, provided that no two Performance Periods under the Plan of equal length shall coincide.

(9)	“Target Goal” means the EVA objective set forth in the LTIPA.

(b)	Eligibility and Participation. Only the following employees of the Company or its subsidiary shall be eligible for an EVA Award. Employees employed by the Company or its subsidiary on the last day of the Performance Period, who:

(1)	are specifically designated as Participants in the Plan by the Committee;

(2)	have been designated to be eligible to receive an EVA Award by the Committee;

(3)	have executed an LTIPA which is executed by the CEO (or, with respect to the LTIPA of the CEO, a non-employee member of the Committee);

(4)	have achieved relevant LTIPA performance criteria; and

(5)	have participated in Annual Reviews of the LTIPA during the Performance Period.

(c)	EVA Award. The EVA Award is the Adjusted Basic Award multiplied by the Phase Level attained by the Participant and a factor the numerator of which is the average of the closing price of the common stock of the Company (on the principal stock exchange on which the Company’s common stock is traded, as determined by the Company) for the six months preceding the last day of a Performance Period and the denominator is the average closing price of the common stock of the Company (on the principal stock exchange on which the Company’s common stock is traded, as determined by the Committee) for the six months preceding the execution of a Participant’s LTIPA (“Beginning Stock Price”). The factor so determined shall not be less than one.

The Adjusted Basic Award shall be determined based on the EVA Unit and the Participant’s achievement of the Target Goal. At an achievement level of 49.99%, the Adjusted Basic Award is 0% of the Basic Award. The Adjusted Basic Award is the percent of the Target Goal achieved (at 50% or higher) multiplied by the Basic Award, not to exceed 100% of the Basic Award.

(1)	A Participant’s potential Award shall be earned after the last day of a Performance Period and upon the final approval of the Compensation Committee of the Award. Portions of the Award are subject to forfeiture during the Payment Cycle as provided in Section 11(d). The Participant shall have no interest in the Award until the final approval of the Compensation Committee of the Award.

(2)	The actual Award granted to a Participant hereunder shall be based upon the Company’s overall performance, the EVA Unit’s overall performance and the Participant’s individual performance and shall be determined by the Committee, in its sole discretion.

(3)	No Award will be granted if a Participant’s individual performance is unsatisfactory, as determined by the Committee in its sole discretion, upon the advice of the Chief Executive Officer.

(d)	Form and Time of Payment of EVA Award. The form of payment shall be in stock or cash at the sole discretion of the Committee. The amounts paid under an Award shall be paid to the Participant less applicable federal, state, local income and employment taxes, during the Payment Cycle after the date on which the Award has been approved by Committee. If the Award is paid in stock, then sufficient shares shall be withheld to meet withholding obligations unless other arrangements have been made by the Participant. The shares to be delivered in payment (including any Deferred Award Payments as provided below) shall be valued at the average price for the five trading days prior to the date payment to the Participant.

(1)	The Committee shall have the authority to approve, reduce or eliminate a potential EVA Award and portions thereof. The Payment Cycle shall commence on the date that an EVA Award is approved by the Committee and shall extend for 24 months after the end of the Performance Period.

(2)	As provided in the LTIPA for the EVA Award, the Committee shall determine in its discretion what portion, if any, of one-half of the potential EVA Award shall be paid initially to a Participant (“Initial Award Payment”). The amount of the Initial Award Payment to be paid shall be paid as soon as administratively practicable after approval by the Committee of the EVA Award.

(3)

The Committee shall determine in its discretion what portion of the remaining half of the potential EVA Award shall be paid to a Participant (“Deferred Award Payment”). Except as otherwise provided in the LTIPA for the EVA Award (as determined by the Compensation Committee in its sole discretion), Deferred Award Payments shall not be vested or earned until the conditions for payment set forth below or in the LTIPA for the EVA Award under which the Deferred Award

Payment would be paid. The amount of the Deferred Award Payment that may be paid to the Participant shall be subject to the following forfeiture provisions in this Section 11(d)(3):

(i)	One-half of the approved Deferred Award Payment shall be paid 12 months after the end of the Performance Period and one-half of the approved Deferred Award Payment shall be paid 24 months after the end of the Performance Period subject to the following forfeiture provisions.

(ii)	As provided in the Participant’s LTIPA for the EVA Award, (A) failure of the EVA Unit to achieve the same level of the Target Goal as was obtained during the Performance Period in the 12 months following the Performance Period will result in forfeiture of one-half of the Deferred Award Payment, and (B) failure to achieve the EVA Unit in the 12 months beginning 12 months after the ending of the Performance Period and ending 24 months after the end of the Performance Period will result in the forfeiture of one-half of the Deferred Award Payment. Payment of a portion of the Deferred Award Payment, if applicable, shall be made as soon as administratively practicable following the end of the applicable 12-month period.

(iii)	Among other conditions to be included in a Participant’s LTIPA, the Committee may require a Participant who is eligible to receive a Deferred Award Payment to remain in employment with the Company or its subsidiary through the payment date as a condition for such payment.

(e)	Disability, Death and Other Terminations

(1)	In the event of the termination of a Participant’s employment due to his or her Disability or death, such Participant (or the Participant’s probate estate, in the event of his or her death) may receive payment of an EVA Award, consistent with the terms of the Plan, subject to the terms of the LTIPA for the EVA Award and at the sole discretion of the Committee. Any such Award shall be determined and paid in accordance with the regular procedures of the Plan.

(2)	In the event of the Participant’s death, should an EVA Award be approved under Section 11(e)(1), such EVA Award shall be paid in cash or stock, less applicable federal, state, and local income and employment taxes, on the normal EVA Award payout date and subject to the terms of forfeiture, to the Participant’s estate, or to the person or persons who have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to such Award, in the determination and discretion of the Committee.

(3)	In the event of the termination of a Participant’s employment for reasons other than his or her Disability or death, such Participant’s right to receive an EVA Award, if any, shall be determined by the following terms in this Section 11(e)(3):

(i)	If the Participant’s employment is terminated during the Performance Period for the EVA Award, then the Participant shall not be eligible to any payment under the EVA Award.

(ii)	If the Participant’s employment is terminated following the Performance Period for the EVA Award and the Committee has approved the payment of the EVA Award to the Participant, then the EVA Award shall be paid to the Participant subject to the conditions for the payment of the EVA Award (including the achievement of the EVA Unit’s Target Goals during the two 12-month periods following the Performance Period required for the payment of the Deferred Award Payments set forth in Section 11(d)).

(f)	No Reallocation of EVA Awards. In no event may the portion of the potential EVA Award allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.

12.	CASH BONUS AWARDS

The Committee may designate the employees of the Company who are eligible to receive a cash bonus payment in any fiscal year based on an incentive pool to be determined by the Committee. The Committee shall allocate an incentive pool percentage to each designated Participant for each fiscal year. In no event may the incentive pool percentage for any one Participant exceed fifty (50%) of the total pool.

As soon as possible after the determination of the incentive pool for a fiscal year, the Committee shall calculate the Participant’s allocated portion of the incentive pool based upon the percentage established at the beginning of the fiscal year. The Participant’s incentive award then shall be determined by the Committee based on the Participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.

13.	OTHER STOCK OR CASH AWARDS

In addition to the incentives described in sections 6 through 12 above, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided, an outright grant of stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.

14.	PERFORMANCE GOALS

Except as provided with respect to EVA Awards, cash bonus Awards and awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to any one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Company common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any one or more Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index.

Any Performance Criteria may include or exclude Special Items. Special Items shall include

(i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report.

With respect to Awards subject to a Performance Criteria, the Committee shall have the authority to reduce (but not increase) the payouts on such Awards and shall have the authority to limit (but not waive) the actual performance-based vesting of such Awards in its sole discretion.

15.	DEFERRAL OF PAYMENT ON AWARDS

Subject to the provisions of Section 409A of the Code and any regulatory guidance promulgated thereunder, a Participant and the Company may enter into an agreement under which the payment of amounts payable under a vested Award shall be deferred on terms and conditions to be established by the Participant and the Company.

16.	ADJUSTMENT PROVISIONS

(a)	If the Company shall at any time change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an Award or all Awards in any calendar year, and the number of shares covered by each outstanding Award and the price therefore, if any, shall be equitably adjusted by the Committee, in its sole discretion.

(b)	In the event of any merger, consolidation or reorganization of the Company with or into another corporation which results in the outstanding common stock of the Company being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Company shall have the authority to provide in the controlling agreement for such transaction (i) that there shall be substituted, as determined by the Committee in its discretion, for each share of common stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of the Company will be entitled pursuant to the transaction, (ii) that the acquiring or surviving corporation in the transaction shall assume the outstanding Awards under the Plan (which may be exercisable into the securities of the acquiring or surviving corporation), (iii) that all unexercised Awards shall terminate immediately prior to such transaction unless exercised prior to the closing of the transaction, or (iv) a combination of the foregoing.

17.	SUBSTITUTION AND ASSUMPTION OF AWARDS

Without affecting the number of shares reserved or available hereunder, the Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding Awards previously granted to individuals who become employees of the Company or any subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as the Committee may deem appropriate.

18.	TRANSFERABILITY

Each Award granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of Disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution.

19.	TAXES

The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and the Company may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A Participant may pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have the Company withhold shares of common stock, having a fair market value equal to the amount required to be withheld.

20.	OTHER PROVISIONS

(a)

The grant of any Award under the Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of Awards, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of non-solicitation, non-disparagement, non-competition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a Award for such period and upon such terms as the Committee shall determine.

(b)	In the event any Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

(c)	The Committee, in its sole discretion, may permit or require a Participant to have amounts or shares of common stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Company’s books of account.

(d)	As a condition for the receipt of stock Awards under the Plan, a Participant shall agree to be bound by the policies of the Company pertaining to the securities of the Company including but not limited to the insider trading restrictions of the Company.

21.	NO RESERVE OR TRUST

Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants. All amounts payable under the Plan shall be paid out of the general funds of the Company.

22.	NO RIGHT TO ASSIGN

No right or interest of any Participant in the Plan or in any unpaid Award shall be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

23.	NO EMPLOYMENT RIGHTS CONFERRED

Nothing contained in the Plan or any Award shall confer upon any employee any right with respect to continuation of employment with the Company in any capacity or interfere in any way with the right of the Company to terminate an employee’s employment at any time or guarantee any right of participation in any other employee benefit or compensation plan of the Company.

24.	SUCCESSORS AND MERGERS, CONSOLIDATIONS OR CHANGE IN CONTROL

The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the Participants, their successors, assignees, and personal representatives. If a Change of Control occurs, then this Plan shall immediately terminate.

Except as otherwise provided in an LTIPA, upon a Change in Control of the Company, the Committee, in its sole discretion, may (but shall not be required to) make all outstanding Stock Options and SARs fully vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units terminated, all performance goals deemed achieved at target levels and all other terms and conditions met, and deliver all Performance Stock, and pay out all Performance Units and Restricted Stock Units.

The Committee shall in its sole discretion determine the status of achievement of a particular Target Goal and shall specify an Adjusted Basic Award based upon its determination of achievement of the performance goals under the Awards as of the Change in Control (“Change in Control Award”). A Change in Control Award shall be modified as outlined below and shall be paid 30 days after the consummation of the Change in Control. Any Deferred Award payments outstanding upon a Change in Control shall be paid 30 days after the Change in Control.

In the event of a Change in Control, all EVA Awards or cash Awards shall be paid on a pro-rated basis (as determined by the Committee) based on the portion of the Performance Goals achieved under the EVA Awards or cash Awards as of the date of the Change in Control, subject to the discretion of the Committee to reduce the EVA Awards.

25.	GOVERNING STATE LAW AND COMPLIANCE WITH SECURITIES LAWS

(a)	The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

(b)	The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any stock Award or any common stock issued or issuable pursuant to any such stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of common stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell common stock upon exercise of such stock Awards unless and until such authority is obtained.

26.	DURATION, AMENDMENT AND TERMINATION

The Board or the Committee may amend, suspend, terminate or reinstate the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing Award (subject to the reservation of the authority of the Committee to reduce payments on Awards) or change the terms and conditions thereof without the Participant’s consent. No amendment of the Plan shall be made without stockholder approval to the extent stockholder approval is expressly required under applicable rules and regulations of the Securities and Exchange Commission, the applicable rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange, and the rules and regulations of the Internal Revenue Service for plans intended to qualify for the performance-based exemption under Section 162(m) of the Code.

Neither the Board nor the Committee may cancel an Award once the Award has been granted by the Committee, including any Deferred Award Payments. Each year on the anniversary of the LTIPAs, the CEO shall present to the Committee any recommendations for changes in the Plan or in the LTIPAs previously approved by the Committee (subject to the restrictions on the grant of authority to the Committee in Section 3).

27.	EFFECTIVE DATE AND TERM OF THE PLAN

The Plan was adopted by the Board of Directors on January 3, 2005, to be effective March 1, 2005, subject to stockholder approval. The Plan shall continue for a term of ten years from the date of its adoption. The Plan and any Awards granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

HEADWATERS INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS MARCH 3, 2009

The undersigned stockholder(s) of Headwaters Incorporated, a Delaware corporation (the Company), revoking all previous proxies, hereby appoints Harlan M. Hatfield and Steven G. Stewart, each as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of common stock of Headwaters which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Headwaters to be held Tuesday, March 3, 2009, starting at 2:00 p.m., Mountain Standard Time, at the Marriott Courtyard, 10701 S. Holiday Park Drive, Sandy, UT 84070, and any and all adjournments or postponements thereof. Said proxies are authorized and directed to vote as indicated with respect to the following matters:

(Please sign and date below)

1. ELECTION OF DIRECTORS:		Please mark your vote as this ☒

Blake O. Fisher, Jr.	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Fisher’s term would expire in 2012)

James A. Herickhoff	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Herickhoff’s term would expire in 2012)

2. APPROVE AMENDMENTS TO THE LONG TERM INCENTIVE COMPENSATION PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. RATIFY THE SELECTION BY THE BOARD OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF HEADWATERS FOR FISCAL 2009	FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted FOR items 1, 2, and 3. This Proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF HEADWATERS INCORPORATED.

Date: , 2009
Name(s) of Stockholder(s)

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.